UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

FARO Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FARO TECHNOLOGIES, INC.

250 Technology Park

Lake Mary, Florida 32746

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 12, 2017

March 31, 2017

To our shareholders:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of FARO Technologies, Inc. (the “Company,” “FARO,” “we,” “us” or “our”) on May 12, 2017 at 9:00 a.m., Eastern time, at our principal executive offices, located at 250 Technology Park, Lake Mary, Florida 32746. At the Annual Meeting, shareholders will vote on the following matters:

1.	the election of two directors, Stephen R. Cole and Marvin R. Sambur, Ph.D., to the Board of Directors, each to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2020;

2.	the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2017;

3.	a non-binding resolution to approve the compensation of our named executive officers;

4.	a non-binding vote as to the frequency with which shareholders will vote on the compensation of our named executive officers in future years; and

5.	any other business that may properly come before the Annual Meeting or any postponements or adjournments of the Annual Meeting.

Holders of record of FARO common stock at the close of business on March 17, 2017 are entitled to vote at the Annual Meeting.

FARO is pleased to be providing access to our proxy materials primarily by taking advantage of the Securities and Exchange Commission rule that allows issuers to furnish proxy materials to their shareholders over the Internet. On or about March 31, 2017, the Company will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of its shareholders, and on or about the same date, the Company will mail a printed copy of the proxy statement and a proxy card to shareholders who have requested to receive them. On the mailing date of the Notice, all shareholders will have the ability to access all of the proxy materials, including the proxy statement, on a website referred to in the Notice and the proxy statement. The Company believes this method allows the Company to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

Your vote is important, and it is important that your shares be represented at the Annual Meeting, no matter how many shares you own. Please promptly submit your proxy or voting instructions over the Internet or by telephone by following the instructions on the Notice and in the proxy statement so that your shares can be voted, regardless of whether you expect to attend the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions over the Internet or by telephone, or you may submit your proxy by marking, dating, signing and mailing the proxy card or voting instruction card using the postage paid envelope provided. If you attend the Annual Meeting, you may withdraw your proxy and vote in person if you would like to do so.

Thank you for your continued support.

By Order of the Board of Directors,

JODY S. GALE
Senior Vice President, General Counsel and Secretary

2017 Proxy Statement Summary

The following is a summary of certain key disclosures in this proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement as well our 2016 Annual Report on Form 10-K.

Annual Meeting of Shareholders

May 12, 2017, 9:00 a.m. Eastern Time	Record Date: March 17, 2017
FARO Technologies, Inc.
250 Technology Park, Lake Mary, Florida 32746

Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendations

Election of the following persons as directors:

• Stephen R. Cole	FOR
• Marvin R. Sambur, Ph.D.	FOR
Ratification of Grant Thornton LLP as Auditors for 2017	FOR
Non-binding vote to approve the compensation of our named executive officers	FOR
Non-binding vote as to the frequency with which shareholders will vote on the compensation of our named executives officers in future years	FOR EVERY ONE YEAR

2016 Highlights

In 2016, we reorganized our business to align our sales, marketing, product management and research and development to specific vertical markets to better define our end market applications. We believe this realignment will enable us to focus our product offerings and selling approach to meet the specific needs of our customers. Sales for fiscal year 2016 were $325.6 million, up 2.5% from fiscal year 2015. Operating income for fiscal year 2016 was $13.3 million, up 1.2% compared with the prior year, while net income of $11.1 million was $1.7 million lower than fiscal year 2015. Although our financial results did not meet our aggressive internal targets, there were a number of highlights in 2016:

•

Going Vertical in Harmony Reorganization Initiative—As a result of the reorganization, we realigned our business into the following three reportable segments, which incorporate our specific vertical markets:

¡	Factory Metrology—provides solutions for manual and automated measurement and inspection in an industrial or manufacturing environment;

¡

Construction Building Information Modeling—Construction Information Management—provides solutions for as-built data capturing and three-dimensional (“3D”) visualization in building information modeling or construction information management applications, allowing our customers in the architecture, engineering and construction markets to quickly and accurately extract desired two-dimensional and 3D measurement points; and

¡	Other—the Other segment includes our Product Design, Public Safety Forensics and 3D Solutions vertical organizations.

•	Product innovation—In 2016, we launched several new products, including:

¡

FARO FocusS Laser Scanner—This new laser scanner features increased measurement range, an accessory bay for customer add-on devices and safeguards against intrusions such as dirt, dust and other outdoor elements.

¡

FARO Cobalt Array Imager—The FARO Cobalt Array Imager is a metrology-grade non-contact scanner that utilizes blue light technology to capture millions of high resolution 3D coordinate measurements in seconds. This technology is used in quality control to improve product quality and reduce scrap, as well as for reverse engineering and rapid manufacturing.

¡

FARO VantageE Laser Tracker—This addition to our Vantage Laser Tracker product line includes well-proven features and capabilities such as high-speed dynamic measurement with an affordable price for customers who demand high performance while working on short-to-medium range applications.

•

Strategic acquisitions—In the third quarter of 2016, we acquired BuildIT Software & Solutions Ltd. (“BuildIT”) and Laser Projection Technologies, Inc. (“LPT”). Located in Montreal, Canada, BuildIT specializes in process-configurable 3D metrology software solutions with hardware agnostic interfaces. LPT, located in Londonderry, New Hampshire, specializes in laser projection and measurement systems used throughout manufacturing environments around the globe to maximize productivity and efficiency. We acquired MWF-Technology GmbH (“MWF”) in the fourth quarter of 2016. Located near Frankfurt, Germany, MWF is an innovator in mobile augmented reality solutions, with breakthrough technology that enables large, complex 3D Computer-Aided Design data to be transferred to a tablet device and then used for mobile visualization and comparison to real world conditions.

•

Sales modernization—To support our future growth, we modernized our sales process by leveraging our current direct sales approach of on-site demonstrations with multimedia, web-based demonstrations and cloud-based customer relations development.

•

Global harmonization—We reorganized all functions, processes and people to a harmonized global mindset from our historically regional business structure. The reorganization is expected to increase operating efficiency by harmonizing our global manufacturing and business support functions, including among other items, the implementation of uniform sales terms and conditions, global demonstration and service loaner inventory management, and a global human resources information system.

Leadership Transition

In December 2015, we announced the appointment of Dr. Simon Raab, our co-founder and Chairman, as interim President and Chief Executive Officer coinciding with the resignation of Jay Freeland, who had served as our President and Chief Executive Officer since 2006. In 2016, we announced Dr. Raab’s commitment to extend his role as President and Chief Executive Officer beyond an interim basis until the completion of our Going Vertical in Harmony reorganization initiatives and the realization of our near-term strategic priorities.

In March 2016, we announced the resignation of Laura A. Murphy-Wolf, who had served as our Senior Vice President and Chief Financial Officer since August 2015. In December 2016, we announced the promotion of Robert E. Seidel to Chief Financial Officer.

In April 2016, in connection with our Going Vertical in Harmony reorganization initiatives, we announced the appointments of Kathleen J. Hall as our Chief Operating Officer and Joseph Arezone as our Chief Commercial Officer.

Compensation Highlights

The compensation our named executive officers earned in 2016 reflects both our financial performance in 2016 as well as the substantial efforts contributed by our executive officers to successfully execute our Going Vertical in Harmony reorganization initiatives, as described in our Compensation Discussion and Analysis and as reflected in the Summary Compensation Table in this proxy statement.

•	We did not meet any of the financial goals we set for ourselves and, thus, did not meet the minimum payout thresholds under our 2016 short-term incentive plan.

•

However, in recognition of the significant efforts required from our employees to successfully execute our Going Vertical in Harmony reorganization initiatives, as described in “Executive Compensation—Compensation Discussion and Analysis,” the Compensation Committee approved a discretionary cash bonus to our employees entitled to receive bonuses, including our named executive officers, of up to 35% of their target short-term incentive compensation.

Corporate Governance

Our corporate governance policies reflect many components of what are widely considered to be best practices:

•

Our Board of Directors consists of six members, comprised of five independent directors and our Chief Executive Officer. Only the independent directors serve on the Audit, Compensation, and Governance and Nominating Committees.

•	Executive sessions of the independent directors are held at each in-person Board meeting.

•	Hedging transactions of our stock are prohibited for all directors and executive officers.

•

Significant stock ownership requirements are in place for directors and executive officers. Under these guidelines, our Chief Executive Officer is required to own stock having a value equal to at least six times his annual base salary, the other executive officers are required to own stock having a value equal to at least two times their respective annual base salaries and our non-employee directors are required to own stock having a value equal to at least $300,000.

•	Our clawback policy applies to executive officers’ performance-based incentive compensation in the event of a restatement of our financial statements due to misconduct.

•	We have a director resignation policy for those director nominees who receive more “withheld” than “for” votes in uncontested elections.

Shareholder Engagement

We believe that building positive relationships with our shareholders is critical to our long-term success. We value our relationship with our shareholders and believe that we strengthen our ability to lead the Company by constructively engaging with our shareholders in discussing our business and operations. For this reason, our management team regularly offers to, and frequently does, meet with shareholders to discuss our quarterly and annual results, operations and other topics of interest to shareholders, including executive compensation matters.

We were pleased that our shareholders overwhelmingly approved the non-binding advisory vote on our executive compensation in 2016, with approximately 98% of the votes cast voted in favor of the proposal. Nevertheless, we continue to examine our executive compensation program to assure alignment between the interests of our executive officers and our shareholders.

FARO TECHNOLOGIES, INC.

250 Technology Park

Lake Mary, Florida 32746

PROXY STATEMENT FOR

2017 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of FARO Technologies, Inc. (“FARO,” the “Company,” “we,” “us” or “our”) for use at the 2017 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on May 12, 2017 at 9:00 a.m., Eastern time, at our principal executive offices, located at 250 Technology Park, Lake Mary, Florida 32746, and at any adjournment or postponement of the Annual Meeting. The telephone number at our principal executive offices is (407) 333-9911.

In accordance with the e-proxy rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials primarily by furnishing the proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials to each shareholder. On or about March 31, 2017, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of our shareholders, and on or about the same date, we will mail a printed copy of the Proxy Statement and a proxy card to shareholders who have requested to receive them. On the mailing date of the Notice, all shareholders will have the ability to access all of the proxy materials, including the Proxy Statement, on a website referred to in the Notice and this Proxy Statement. The Notice contains instructions on how to access and review the proxy materials, including the Proxy Statement and annual report to shareholders, over the Internet, how to request paper copies of the proxy materials and how shareholders can submit their proxies on the Internet. Brokerage firms and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice.

Internet distribution of the proxy materials is designed to expedite receipt by shareholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice.

A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder at our principal executive offices for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself.

This Proxy Statement and our 2016 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, are available to shareholders at: www.proxyvote.com. Our 2016 Annual Report is not to be considered a part of these proxy materials or as having been incorporated by reference into this Proxy Statement.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote on the following matters:

1.	the election of two directors, Stephen R. Cole and Marvin R. Sambur, Ph.D., to the Board of Directors, each to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2020;

2.	the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2017;

3.	a non-binding resolution to approve the compensation of our named executive officers; and

4.	a non-binding vote as to the frequency with which shareholders will vote on the compensation of our named executive offices in future years.

Shareholders will also transact any other business that may properly come before the Annual Meeting. Once the business of the Annual Meeting is concluded, shareholders will have an opportunity to ask questions as time permits. Members of our management and representatives of Grant Thornton LLP, our independent registered public accounting firm, will be present to respond to appropriate questions from shareholders.

Why am I receiving these materials?

We have made these proxy materials available to you on the Internet or, upon your request, have delivered printed versions of these proxy materials to you by mail, in connection with our solicitation of proxies for use at the Annual Meeting. This Proxy Statement describes matters we would like you to vote on at the Annual Meeting. It also provides you with information about these matters so that you can make an informed decision. These proxy materials were first sent or made available to shareholders on or about March 31, 2017.

What is included in these proxy materials?

These proxy materials include:

•	The Notice of 2017 Annual Meeting of Shareholders;

•	This Proxy Statement for the Annual Meeting; and

•	Our 2016 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 24, 2017 (the “Annual Report”).

If you requested printed versions of the proxy materials by mail, we will also include the proxy card or voting instruction form for the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we are using the Internet as the primary means of furnishing proxy materials to shareholders this year. Accordingly, we are sending a Notice to the majority of our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed copy of the proxy materials may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce our cost associated with the physical printing and mailing of materials.

I share an address with another shareholder, and we received only one Notice or one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

We have adopted an SEC-approved procedure called “householding.” Under this procedure, we may deliver a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our annual meetings, and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards if they received a printed set of the proxy materials. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any shareholder at a shared address to which we delivered a single copy of any of these documents.

To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement or annual report, or if you are receiving multiple copies of the Notice, Proxy Statement and/or Annual Report and would like to receive only one copy, shareholders may write or call us at the following:

FARO TECHNOLOGIES, INC.

Attn: Nancy Setteducati

250 Technology Park

Lake Mary, Florida 32746

1-800-736-0234

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to use the Internet to:

•	View our proxy materials for the Annual Meeting; and

•	Instruct us to send future proxy materials to you by e-mail.

Our proxy materials are also available at www.proxyvote.com. This website address is included for reference only. The information contained on, or accessible through, this website or our website is not incorporated by reference into this Proxy Statement.

Choosing to receive future proxy materials by e-mail will reduce the impact of our annual meetings on the environment and will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

What is a proxy?

A proxy is your legal designation of another person, also referred to as a “proxy,” to vote your shares of stock on your behalf. The written document providing notice of the Annual Meeting and describing the matters to be considered and voted on is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our board of directors has designated two of our officers, Dr. Simon Raab, our President and Chief Executive Officer (“CEO”), and Jody S. Gale, our Senior Vice President, General Counsel and Secretary, as proxies for the Annual Meeting.

Who is entitled to vote?

Holders of our common stock outstanding as of the close of business on March 17, 2017 (the “Record Date”) are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock he or she held on the Record Date.

If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) will forward a Notice or, if applicable, a printed set of these proxy materials, along with a voting instruction card, to you. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal.

Who can attend the Annual Meeting?

All FARO shareholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name,” you will need to bring a copy of your bank or brokerage statement reflecting your stock ownership as of the Record Date to gain admission to the Annual Meeting. Shareholders must also present a form of personal photo identification to be admitted to the Annual Meeting.

How do I vote?

If you own shares registered directly with our transfer agent on the close of business on the Record Date, you may vote:

•	over the Internet, through the website shown on your Notice or proxy card;

•	by telephone, by calling toll-free 1-800-690-6903 in the United States from any touch-tone telephone and following the instructions; or

•	If you received a printed set of proxy materials, by mailing your signed proxy card in the postage paid envelope provided.

If your shares are held in street name, your bank or brokerage firm will forward a Notice or, if applicable, a printed set of these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the Notice or voting instruction card to vote your shares. Your bank or brokerage firm may also allow you to vote by telephone or the Internet.

If you are a registered shareholder and you attend the Annual Meeting, you may deliver a completed proxy card in person. Additionally, we will pass out written ballots to registered shareholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the Annual Meeting will need to obtain a power of attorney or legal proxy from their record holder to do so.

How many shares must be present to hold the meeting?

A quorum of shareholders is necessary to hold a valid shareholders meeting. A majority of the 16,691,815 shares of common stock outstanding on the Record Date and entitled to be cast on any matter at the Annual Meeting must be represented, in person or by proxy, to constitute a quorum at the Annual Meeting. If you vote, your shares will be included in the number of shares to establish the quorum. Shares that are voted “ABSTAIN,” properly executed proxy cards or voting instruction cards that are returned without voting instructions and shares treated as “broker non-votes” will be counted as present for the purpose of determining whether the quorum requirement is satisfied.

Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of the Annual Meeting unless a new record date is or must be set for such adjournment or postponement).

If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the shareholders who are represented, in person or by proxy, at the meeting may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the meeting at the time of adjournment, and no other notice will be given unless the Board of Directors fixes a new record date.

How many shares must be present to consider each matter at the Annual Meeting?

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a specific proposal will constitute a quorum for that proposal. Even if a quorum is established for the Annual Meeting, it is possible that a quorum may not be established for a specific proposal presented at the Annual Meeting. Shares that are voted “ABSTAIN” or properly executed proxy cards or voting instructions cards that are returned without voting instructions will be counted as present for the purpose of determining whether the quorum requirement is satisfied for all proposals at the Annual Meeting. If your shares are held in street name and you do not provide voting instructions to your bank or broker, your shares will not affect the determination of whether a quorum exists for Proposals 1, 3 or 4, but your shares will be counted as present for the purpose of determining whether the quorum requirement is satisfied for Proposal 2.

How are proxies voted?

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What is the effect of not voting?

If you are a registered shareholder and you submit a proxy but do not provide any voting instructions, your shares will be voted:

•	FOR the election of Stephen R. Cole and Marvin R. Sambur, Ph.D. to the Board of Directors;

•	FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2017;

•	FOR the approval of the compensation of our named executive officers; and

•	FOR an annual non-binding vote to approve the compensation of our named executive officers.

If you are a registered shareholder and you do not vote, your un-voted shares will not count toward the quorum requirement for the Annual Meeting or any proposal considered at the Annual Meeting. If a quorum is obtained, your un-voted shares will not affect the outcome of any proposal.

If you own shares in street name and do not instruct your bank or brokerage firm how to vote your shares, your bank, broker, or other holder of record may not vote your shares on non-routine matters such as Proposal 1—Election of Directors, Proposal 3—Advisory Vote on Executive Compensation or Proposal 4—Advisory Vote on the Frequency of the Approval of Executive Compensation, and your shares will be considered broker non-votes on those proposals. However, it may vote your shares in its discretion on routine proposals such as Proposal 2—Ratification of Independent Registered Public Accounting Firm.

Abstentions (or “Withhold” votes for the election of directors) and broker non-votes will not affect the outcome of any proposals considered at the Annual Meeting.

Can I change my vote after I return my proxy card or vote by telephone or the Internet?

Yes. If you are a registered shareholder, even after you have submitted your proxy, you can change your vote by:

•	properly completing and signing another proxy card with a later date and returning the proxy card prior to the Annual Meeting;

•	voting again by telephone or the Internet until 11:59 pm, Eastern time, on May 11, 2017;

•	giving written notice of your revocation to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746, prior to or at the Annual Meeting; or

•	voting in person at the Annual Meeting.

Your presence at the Annual Meeting will not in itself revoke your proxy; you must obtain a ballot and vote at the Annual Meeting to revoke your proxy. Unless properly changed or revoked, the shares represented by proxies received prior to the Annual Meeting will be voted at the Annual Meeting.

If you hold your shares in street name, the above options for changing your vote do not apply, and you must instead follow the instructions received from your bank or broker to change your vote.

What are the Board’s recommendations on the proposals?

The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of the two nominees for director, Stephen R. Cole and Marvin R. Sambur, Ph.D., each with a three-year term expiring at the Annual Meeting of Shareholders in 2020;

Proposal 2—FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2017;

Proposal 3—FOR the approval of the compensation of our named executive officers; and

Proposal 4—FOR an annual non-binding vote to approve the compensation of our named executive officers.

What vote is required to elect the director nominees?

The affirmative vote of a plurality of the votes cast is required for the election of directors, which means that the two nominees for director receiving the greatest number of votes will be elected. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum. Broker non-votes will have no impact on either the determination of a quorum for the election of directors or the outcome of the election.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have voted “Withhold” with respect to the original nominee.

How many votes are required to ratify the appointment of the Company’s independent registered public accounting firm?

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017 requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions will have no impact on the outcome of this matter. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.

How many votes are required to approve the non-binding resolution on the compensation of the Company’s named executive officers?

The approval of the non-binding resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter.

How many votes are required to approve the non-binding vote as to the frequency with which shareholders will vote on the compensation of the Company’s named executive officers in future years?

Shareholders may select a frequency of every one, two or three years, or they may abstain from voting on this proposal. The non-binding selection of one of the three frequency options requires the affirmative vote of a majority of the votes cast by the shareholders. If none of the frequency options receives the approval of a majority of the votes cast, the Board will view as the selection of the shareholders the frequency alternative that receives the greatest number of votes. Abstentions and broker non-votes will have no impact on the outcome of this matter.

Are there any other items to be discussed during the Annual Meeting?

We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting and you have returned a proxy card, with or without voting instructions, or have voted by telephone or the Internet, the proxy holders will use their discretion in voting your shares on these matters as they may arise.

Who will count the vote?

Broadridge Financial Solutions, Inc. will count the vote and will serve as the inspector of election.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, e-mail, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by our directors, officers, and other employees, as well as our investor relations firm, none of whom will receive additional compensation for such solicitations. We will bear the cost of soliciting proxies. Arrangements will be made, as appropriate, with banks, brokerage houses, and other custodians, nominees or fiduciaries to forward soliciting materials to the beneficial owners of the shares, and we will reimburse such persons for their out-of-pocket expenses incurred in providing those services.

Where can I find the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. We will publish the final voting results in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

Will I receive a copy of the Annual Report?

You may obtain a copy of the Annual Report by writing to our Investor Relations department at 250 Technology Park, Lake Mary, Florida 32746, by calling 1-800-736-0234, by e-mailing our Investor Relations department at InvestorRelations@faro.com or by accessing www.proxyvote.com. Our Annual Report is not incorporated by reference into this Proxy Statement and is not considered proxy soliciting material.

Where can I find Corporate Governance materials for the Company?

Our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, Code of Ethics for Senior Financial Officers, Global Ethics Policy and Corporate Governance Guidelines and the Charters for the Audit, Operational Audit, Compensation, and Governance and Nominating Committees of our Board of Directors are published on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership and Governance.” We are not including the information contained on or accessible through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

How can I contact the members of the Board?

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board or the individual director(s), as designated on such communication.

PROPOSAL 1

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 1, THE ELECTION OF STEPHEN R. COLE AND MARVIN R. SAMBUR, PH.D. TO THE BOARD OF DIRECTORS.

The Board is divided into three classes, as nearly equal as possible, with one class of directors elected each year for a three-year term. Each director’s term is subject to the election and qualification of his or her respective successor, or such director’s earlier death, resignation or removal. The Board currently consists of six members. Two directors have terms that expire at the Annual Meeting, two directors have terms that expire at the 2018 Annual Meeting of Shareholders, and two directors have terms that expire at the 2019 Annual Meeting of Shareholders.

We do not know of any reason why any nominee would be unable or, if elected, would decline to serve as a director. If any nominee is unable or unwilling to serve as a director, the Board may either reduce the number of directors to be elected or select a substitute nominee. If the Board selects a substitute nominee, the shares represented by all valid proxies will be voted for the substitute nominee, other than shares voted “Withhold” with respect to the original nominee.

The two nominees for director, Stephen R. Cole and Marvin R. Sambur, Ph.D., are currently directors of the Company and are proposed to be elected at the Annual Meeting to serve until the 2020 Annual Meeting of Shareholders. The remaining four directors, whose terms do not expire at the Annual Meeting, will continue to serve as members of the Board for the terms set forth below.

Directors are elected by a plurality of the votes cast, meaning that the two nominees receiving the highest number of affirmative votes cast for the election of directors at the Annual Meeting will be elected as directors. Shares may not be voted cumulatively, and proxies cannot be voted for a greater number of persons than the number of nominees named. If you received a printed set of proxy materials, shares voted by the accompanying proxy card will be voted “FOR” Stephen R. Cole and Marvin R. Sambur, Ph.D., unless the proxy card is marked to withhold authority. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated. Broker non-votes on the election of directors will have no impact on the outcome of the election.

The names, ages, and principal occupations for at least the past five years of each of the current directors and the nominees and the names of any other public companies of which each has served as a director during the past five years are set forth below. There are no family relationships between any of our directors or executive officers.

Nominees for Election at the Annual Meeting

Name	Age	Director Since	Term Expires	Position
Stephen R. Cole	65	2000	2020	Director and Nominee
Marvin R. Sambur, Ph.D.	71	2007	2020	Director and Nominee

Stephen R. Cole has been a director of the Company since 2000 and has served as Lead Director since 2005. From 1975 until June 2010, Mr. Cole was President and Founding Partner of Cole & Partners, a Toronto, Canada based mergers and acquisition and corporate finance advisory service company. In June 2010, Cole & Partners was sold to Duff & Phelps Corporation. From June 2010 to May 2013, Mr. Cole was President of Duff & Phelps Canada Limited, and since May 2013 has been a Senior Advisor to Duff & Phelps Canada Limited. Mr. Cole is a Fellow of the Institute of Chartered Accountants of Ontario, Fellow of the Canadian

Chartered Institute of Business Valuators, Senior Member of the American Society of Appraisers and Full Member of the ADR Institute of Canada, Inc. He is currently a director and chairman of the compensation committee of Westaim Corporation, a TSX Venture Exchange listed company. Previously, Mr. Cole was a director of H. Paulin & Co. Limited, a Toronto Stock Exchange (“TSX”) listed company, where he also served as chairman of the audit committee. Mr. Cole has also held a position as an advisory committee member or director of various private companies and charitable and professional organizations.

Relevant experience and skills: mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, and corporate governance.

Marvin R. Sambur, Ph.D. has served as a director of the Company since January 2007. Dr. Sambur started his career at Bell Laboratories in 1968 and later held top executive positions at ITT Corporation, including President and CEO of ITT Defense, a $2+ billion group with over 10,000 employees. From 2001 until 2005, Dr. Sambur served as Assistant Secretary of the United States Air Force for Acquisition and Research. In this position, Dr. Sambur formulated and executed a $220 billion Air Force investment strategy to acquire systems and support services. In 2015, Dr. Sambur retired from his position as Professor of the Practice at the University of Maryland’s Clark School of Engineering, a position he had held since 2005, and previously retired as the President and CEO of Burdeshaw Associates, a global defense/aerospace consulting company where he served from September 2012 to May 2013. Dr. Sambur is currently serving as the President of the Raptor Group, providing global consulting services on systems engineering issues. Dr. Sambur previously served on several Government Advisory Boards, including the U.S. Air Force Scientific Advisory Board and the National Academy of Science AF Study Board. Dr. Sambur received a Ph.D. from MIT in Electrical Engineering. Dr. Sambur has had over 100 papers published in referred journals on signal processing and Systems Engineering, and he developed the Master of Science in Systems Engineering program for The Clark School of Engineering at the University of Maryland.

Relevant experience and skills: senior operations and engineering management, high level executive and financial management, research and development management, government acquisitions management, and international negotiations.

Directors Whose Terms Will Continue After the Annual Meeting

Name	Age	Director Since	Term Expires	Position
Lynn Brubaker	59	2009	2018	Director
Simon Raab, Ph.D.	64	1982	2018	Director
John E. Caldwell	67	2002	2019	Director
John Donofrio	55	2008	2019	Director

Lynn Brubaker has served as a director of the Company since July 2009. Ms. Brubaker is a seasoned executive with over 35 years’ experience in aviation and aerospace in a variety of executive, operations, sales, marketing, customer support and independent consultant roles. She has over 15 years of Board experience and over ten years of experience advising high technology, international, multi-industry and global companies. Since 2005, Ms. Brubaker has had an advisory practice focused on strategy and business development. She is currently a director of Hexcel Corporation, a New York Stock Exchange-listed company in leading advanced materials and technology, The Nordam Group, a private aerospace company in high technology manufacturing and repair, and QinetiQ Group plc, a London Stock Exchange–listed leading research and technology company. Ms. Brubaker also served on the board of directors of Force Protection, Inc., a developer and manufacturer of military survivability technology listed on the NASDAQ Stock Market (“NASDAQ”) from March 2011 until its merger with an affiliate of General Dynamics Corporation in December 2011. Ms. Brubaker spent 10 years at Honeywell International, retiring as Vice President and General Manager—Commercial Aerospace for Honeywell

International, a position she held from 1999 to 2005. Ms. Brubaker held a variety of management positions with McDonnell Douglas, Northwest Airlines, and ComAir. Ms. Brubaker currently serves on the board of a variety of private companies and other business organizations.

Relevant experience and skills: sales and marketing management, executive management, technology, business development, international operations, manufacturing, financial reporting, and audit, nominating and compensation committee experience.

Simon Raab, Ph.D. is a co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1982. Dr. Raab has served as our President and Chief Executive Officer since December 2015. Dr. Raab previously served as Chief Executive Officer of the Company from its inception in 1982 until January 2006, as Co-Chief Executive Officer from January 2006 until December 2006, and as President of the Company from 1986 until 2004. Dr. Raab also serves as a director of two privately-held companies: Cynvenio Biosystems, Inc. and True Vision Systems, Inc. Dr. Raab holds a Ph.D. in Mechanical Engineering from McGill University, Montreal, Canada, a Masters of Engineering Physics from Cornell University and a Bachelor of Science in Physics from the University of Waterloo, Canada.

Relevant experience and skills: executive management, mechanical engineering and physics.

John E. Caldwell has been a director of the Company since 2002. In March 2011, Mr. Caldwell retired as President and Chief Executive Officer and from the board of directors of SMTC Corporation, a publicly held electronics manufacturing services company whose shares are traded on the NASDAQ Global Market and on the TSX. Mr. Caldwell had served as President and CEO and as a director of SMTC since 2003. Before joining SMTC, Mr. Caldwell held positions in the Mosaic Group, a marketing services provider, as Chair of the Restructuring Committee of the Board of Directors from October 2002 to September 2003; in GEAC Computer Corporation Limited, a computer software company, as President and Chief Executive Officer from October 2000 to December 2001; and in CAE Inc., a provider of simulation technologies and integrated training solutions for the civil aviation and defense industries, as President and Chief Executive Officer from June 1993 to October 1999. In addition, Mr. Caldwell served in a variety of senior executive positions in finance, including Senior Vice President of Finance and Corporate Affairs of CAE and Executive Vice President of Finance and Administration of Carling O’Keefe Breweries of Canada. Over the course of his career, Mr. Caldwell has served on the audit committees of 11 public companies. Also, for the past several years, Mr. Caldwell has been an instructor on board risk oversight for the Institute of Corporate Directors in Canada. Mr. Caldwell is currently Chairman of the Board of Advanced Micro Devices, Inc., an innovative semiconductor provider, where he has served as a director since 2006. Mr. Caldwell has also been a director of IAMGOLD Corporation, a mid-tier gold producer, since 2006. Mr. Caldwell has also served on the board of directors of ATI Technologies Inc. from 2003 to 2006, Rothmans Inc. from 2004 to 2008, Cognos Inc. from 2000 to 2008, Stelco Inc. from 1997 to 2006 and Sleeman Breweries Ltd. from 2003 to 2005. Mr. Caldwell holds a Bachelor of Commerce degree and is a Chartered Professional Accountant.

Relevant experience and skills: executive of electronics, other complex manufacturing and software businesses, mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, corporate governance, and audit committee experience.

John Donofrio has served as a director of the Company since January 2008. Mr. Donofrio currently serves as Vice President, General Counsel and Secretary of Mars, Incorporated, a global food manufacturer. Before joining Mars in October 2013, Mr. Donofrio was Executive Vice President, General Counsel and Secretary for The Shaw Group Inc., a global engineering and construction company, from October 2009 until February 2013. Prior to joining Shaw, Mr. Donofrio was Senior Vice President, General Counsel and Chief Compliance Officer at Visteon Corporation, a global automotive supplier, a position he held from 2005 until October 2009. Before joining Visteon, Mr. Donofrio was with Honeywell International (or its predecessor company AlliedSignal Inc.) from 1996 until 2005. At Honeywell, Mr. Donofrio was Vice President for Intellectual Property and later also served as Vice President and General Counsel for Honeywell Aerospace. Previously he was a Partner at Kirkland & Ellis LLP, where he worked from 1989 through 1996. Before joining Kirkland & Ellis, Mr. Donofrio was a law clerk at the U.S. Court of Appeals for the Federal Circuit and he worked as a Patent Examiner at the U.S. Patent and Trademark Office.

Relevant experience and skills: legal, risk management, intellectual property protection and licensing, corporate governance, manufacturing, and government regulation.

CORPORATE GOVERNANCE AND BOARD MATTERS

Role and Risk Oversight of the Board of Directors

The Board provides general oversight and direction for the Company, monitors our performance and also acts as an advisor and counselor to senior management. In particular, the Board performs the following functions (the “Oversight Functions”):

•	reviews and approves operating, organizational, financial and strategic plans;

•	reviews our operational, financial and strategic performance;

•	oversees and evaluates management’s systems for internal control, financial reporting and public disclosure;

•	oversees our global risk management;

•	establishes corporate governance standards;

•	selects, evaluates and compensates our executive officers, including the CEO;

•	oversees and evaluates senior management performance and compensation; and

•	plans for effective development and succession of the CEO and senior management.

In its oversight of our global risk management, the Board reviews the overall risk exposure of the Company and discusses with management our risk assessment, including management’s role to identify, monitor, control and report risk exposure. In addition, as part of its review of our strategic plans, the Board reviews all major risks that could materially adversely affect the Company, including strategic, operational, financial, organizational and compliance risks. In addition, our risk assessment has also been from time to time the subject of discussion among the independent members of the Board during their executive sessions, without the presence of Company management.

Each Board committee is also responsible for reviewing our risk exposure with respect to the respective committee’s areas of responsibility, discussing such risks with Company management, and reporting significant risks to the Board. Each independent Board member is a member of each Board committee. This helps to ensure that each independent Board member is fully informed and better able to contribute to the Oversight Functions. The Chairman is an invited guest to all Board committee meetings in which his presence would not present a conflict of interest.

The Audit Committee focuses on significant risks associated with financial exposures. The Compensation Committee particularly reviews risks related to our compensation policies and practices. The Operational Audit Committee focuses on significant risks associated with our operational performance. The Governance and Nominating Committee focuses on risks relating to our corporate governance structure and practices.

Leadership Structure of the Board of Directors

The Board has the flexibility to establish a leadership structure that works best for the Company at a particular time and reviews that structure periodically. At times during our past, the positions of Chairman of the Board and CEO have been held by two different people and, at other times, the positions have been combined and held by the same person. Currently, Simon Raab, Ph.D., one of our founders and our President and Chief Executive Officer, also serves as Chairman of the Board. The independent members of the Board have elected Stephen R. Cole, an independent director, to serve as the Lead Director.

The President, CEO and Chairman of the Board and the Lead Director set the agenda for Board meetings with input from all other directors. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the directors to prepare for discussion of the items at the meeting.

The President, CEO and Chairman of the Board and the Lead Director together set the schedule of Board meetings and, together with the Governance and Nominating Committee, provide advice to the Board and the other members of Company management with respect to corporate governance and recommend to the Board the composition of each of the Board committees.

The Lead Director facilitates information flow and communication between the independent directors and Company management; coordinates the activities of the other independent directors; together with the Compensation Committee and the Board, evaluates the performance of the CEO; recommends the retention of Board and Committee consultants; has the authority to call meetings of the independent directors; if requested by significant shareholders, ensures that he is available for consultation and direct communication; and performs such other duties and responsibilities as the Board of Directors from time to time determines.

As earlier noted, executive sessions of independent directors are held at each regularly-scheduled Board meeting for a discussion of relevant subjects, including the Oversight Functions. The Lead Director, with input from the independent directors, prepares the agenda for executive sessions of the independent directors, although all independent directors are invited to raise any matters for discussion. The Lead Director presides over the executive sessions of the independent directors.

We believe that our current Board structure appropriately ensures that an independent director serves in a Board leadership position, acting as a liaison between the Board and Company management and allowing the Board to better perform its Oversight Functions. The current Board structure allows our President and CEO to focus on the day-to-day operations of the Company and also permits the independent directors to discuss and address risk management with Company management in Board meetings, as well as separate from management in executive session. The Board evaluates its leadership structure from time to time and changes it as circumstances warrant.

Director Independence

We are required to comply with NASDAQ’s listing standards, including its corporate governance rules. NASDAQ rules require the Board to be comprised of a majority of independent directors, as that term is defined by the NASDAQ Marketplace Rules.

The Board has affirmatively determined that Lynn Brubaker, John E. Caldwell, Stephen R. Cole, John Donofrio, and Marvin R. Sambur, Ph.D. are independent directors, as defined by the NASDAQ Marketplace Rules. The Board has determined that Dr. Raab is the only director who is not independent, because he is the President and CEO of the Company. In addition, none of our directors are a party to any agreement or arrangement that would require disclosure pursuant to NASDAQ Rule 5250(b)(3).

Board Meetings and Committees

The Board of Directors held nine meetings during 2016. Each of our directors then in office attended all of the applicable regular meetings of the Board and of the Committees on which he or she served during 2016. In addition, the independent directors met in executive session without the presence of management at each regular Board meeting in 2016 and when deemed appropriate at other meetings of the Board and of the Committees. While we have not adopted a formal policy regarding Board attendance at annual shareholder meetings, we encourage each of our Board members to attend the annual shareholder meetings in person, and all of our directors attended the 2016 Annual Meeting of Shareholders in person. We also expect that each of our current directors will attend the Annual Meeting in person.

The Board of Directors has four standing committees: an Audit Committee, an Operational Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. Each Committee is comprised of all of our independent Board members.

The table below shows current membership for each of the standing Board committees:

Audit Committee	Operational Audit Committee	Compensation Committee	Governance and Nominating Committee
Lynn Brubaker John E. Caldwell* Stephen R.Cole John Donofrio Marvin R. Sambur, Ph.D.	Lynn Brubaker John E.Caldwell Stephen R. Cole John Donofrio Marvin R. Sambur, Ph.D.*	Lynn Brubaker John E. Caldwell Stephen R. Cole* John Donofrio Marvin R. Sambur, Ph.D.	Lynn Brubaker John E. Caldwell Stephen R. Cole John Donofrio* Marvin R. Sambur, Ph.D.

*	Committee Chairman

Audit Committee

The Audit Committee held five meetings during 2016. At all regular meetings during 2016, members of the Audit Committee met in executive session, without the presence of management, and met separately, either in-person or telephonically, with our external and internal auditors.

The Board has determined that each of the Audit Committee members is independent as defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NASDAQ rules, including rules specifically governing audit committee members. The Board also has determined that Messrs. Caldwell and Cole are “audit committee financial experts” as defined under Item 407(d)(5) of Regulation S-K.

The Audit Committee acts under the terms of a written charter that is available on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership and Governance.” The Audit Committee’s responsibilities, discussed in detail in the charter, include, among other duties, the responsibility to:

•

provide oversight regarding our accounting and financial reporting process, system of internal control, external and internal audit process, and our process for monitoring compliance with laws and regulations;

•	review the independence and qualifications of our independent public accountants and our financial policies, control procedures and accounting staff;

•	review and make appropriate inquiry of financial performance and financial position, including comparison of actual to budgeted results;

•	appoint and oversee our independent public accountants;

•	oversee internal audit and compliance functions;

•	review and approve our financial statements and other regulatory filings; and

•	review transactions between the Company and any officer or director, any entity in which an officer or director of the Company has a material interest, or any other related person transactions.

Operational Audit Committee

The Operational Audit Committee met three times in 2016. The Operational Audit Committee acts under the terms of a written charter that is available on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership and Governance.” The primary objective of the Operational Audit Committee is to provide operating insight to the Board so as to better enable the directors to discharge the Oversight Functions of the Board. In that context, the Operational Audit Committee’s role includes:

•	reviewing our operational performance against certain predetermined metrics;

•	focusing on improving our short-term and long-term operating performance and continuously reviewing the metrics against which we measure our performance;

•	meeting with executives and department heads to review progress against operational goals; and

•	addressing operational risk management issues.

Compensation Committee

The Compensation Committee held three meetings during 2016. In addition to its formal meetings, the Compensation Committee Chairman and other members of the committee met frequently throughout 2016 and in the first quarter of 2017 among themselves without the presence of management, as well as with the Compensation Committee’s advisors and our President and CEO. Areas of consideration at these various meetings included but were not limited to:

•	examination of management and leadership development and programs;

•	review of the design of incentive plans;

•	review and approval of senior management objectives;

•	evaluation of the performance of all officers at the senior executive team level;

•	making bonus and equity incentive award determinations in accordance with our short-term incentive plan and our long-term equity plan, respectively;

•

consultations with Pearl Meyer & Partners (“Pearl Meyer”), the compensation consultant to the Compensation Committee, regarding, among other matters, updated market data and compensation trends generally and specific updated market data regarding compensation for the CEO and certain other named executives officers;

•

establishment of executive compensation for 2016 and 2017, including, among other items, determination of the appropriate compensation for (i) Dr. Raab in connection with his commitment to extend his role as President and CEO beyond an interim basis, (ii) Kathleen J. Hall in connection with her appointment as our Chief Operating Officer in April 2016, (iii) Joseph Arezone in connection with his appointment as our Chief Commercial Officer in April 2016, and (iv) Robert E. Seidel, in connection with his appointment as our Chief Financial Officer in December 2016; and

•	addressing other compensation and employment matters, including specific review of the performance of the CEO.

Each of the Compensation Committee members qualifies as independent for Compensation Committee membership, as defined in the NASDAQ rules, as a non-employee director, as defined under Rule 16b-3 of the Exchange Act, and as an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee acts under the terms of a written charter that is available on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership and Governance.” As discussed in its charter, the Compensation Committee reviews our executive compensation policies and programs and endeavors to ensure they are aligned and implemented in accordance with our overall strategy, including enhancement of shareholder value. Although the Compensation Committee annually reviews and determines the CEO’s compensation, it works with the Chairman of the Board, President and CEO in evaluating the performance of all other officers at the Vice President level and above and in reviewing and approving annually all compensation programs and awards (including setting the base compensation for the upcoming year and approving bonus and equity incentive awards) for all officers at the Vice President level and above (other than the CEO). The Compensation Committee maintains final authority in the determination of individual executive compensation packages to ensure compliance with our compensation policy objectives.

The Compensation Committee’s duties and responsibilities include, among other things:

•

ensuring that the philosophy and operation of our compensation program reinforce our culture and values, create a balance between risk and reward, attract, motivate and retain executives over the long-term and align their interests with those of our shareholders;

•

overseeing our long-term equity plans, including reviewing and approving changes in such plans, granting equity awards to officers at the Vice President level and above, as well as approving the total amount of equity grants below the Vice President level and related parameters of such grants;

•	advising on selection of certain executive officer positions;

•	establishing the terms of all executive severance and change in control benefits;

•

reviewing and approving on an annual basis long-term and short-term corporate objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those objectives and, without the input or participation of the CEO, approving the overall compensation levels for the CEO based on such evaluation;

•

reviewing and approving, with the input and recommendation of the CEO, the annual base salaries, annual incentive and other compensation arrangements of all other named executive officers and all other Senior Vice Presidents and Vice President level employees including reviewing and approving on an annual basis long-term and short-term corporate objectives relevant to their performance evaluation and compensation, as well as approving the total amount of short-term incentives below the Vice President level and related parameters;

•

reviewing and monitoring all compensation and significant benefit plans that affect all employees and annually approving overall employee salary policies, as well as equity-based programs for all levels of employees;

•

monitoring compliance with requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers and compliance with all other applicable laws affecting employee compensation and benefits;

•	reviewing and recommending any proposed changes in director compensation to the Board;

•	reviewing and discussing with management the Compensation Discussion and Analysis that is included in our proxy statement for our annual meeting of shareholders;

•	preparing the report of the Compensation Committee for inclusion in the proxy statement; and

•

engaging, on an as-needed basis, the services of outside experts in areas of compensation and benefits practices. Specifically the Compensation Committee has engaged Pearl Meyer, a compensation expert, to informally update the Compensation Committee on an annual basis and from time to time on matters that have been delegated to the Committee and from time to time to provide a formal executive and director compensation study, including recommended best practices and median compensation at comparable companies.

The Compensation Committee may delegate its authority to grant awards under the FARO Technologies, Inc. 2014 Incentive Plan (the “2014 Equity Plan”) to our executive officers. The Compensation Committee has delegated its authority to our President and CEO, subject to the parameters discussed below, to grant stock-based awards under the 2014 Equity Plan to newly-hired employees, to current employees in connection with a promotion, and to employees recognized for performance under an established Company employee award program. The grants by our President and CEO are subject to the following parameters, among others, established by the Compensation Committee: (i) the President and CEO may not grant awards to (a) employees who are subject to the short-swing profit rules of Section 16 of the Exchange Act, or (b) employees who at the grant date are “covered employees,” or are reasonably anticipated to become “covered employees,” as defined in Section 162(m) of the Code, during the term of the award; (ii) any award granted by the President and CEO will be subject to all of the terms and conditions of the 2014 Equity Plan; and (iii) the President and CEO must make a written report to the Compensation Committee at the end of each fiscal quarter that sets forth any and all awards granted by him during the preceding fiscal quarter.

As earlier noted, the Compensation Committee has the authority to retain consultants and to obtain advice and assistance from external legal, accounting and other advisors at our expense. Since 2008, the Compensation Committee has engaged Pearl Meyer to advise it on compensation matters. In performing its services, Pearl Meyer reports to and is instructed by the Compensation Committee. The Compensation Committee met with Pearl Meyer in December 2015. The Chairman of the Compensation Committee had additional conversations with Pearl Meyer during 2016 without management present. For more information regarding Pearl Meyer’s services, see “2016 Director Compensation,” beginning on page 21 of this Proxy Statement and “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 33 of this Proxy Statement.

Governance and Nominating Committee

The Governance and Nominating Committee met one time in 2016. Each of the Governance and Nominating Committee members meets the definition of independence in the NASDAQ rules.

The Governance and Nominating Committee’s written charter is available on our website at www.faro.com, by first clicking “Investor Relations” and then “Leadership and Governance.” As discussed in detail in the charter, the Governance and Nominating Committee is responsible for developing, evaluating and implementing our corporate governance policies. The Governance and Nominating Committee is also responsible for selecting and recommending for Board approval director nominees and the members and chair of each of the Board committees. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election. The Governance and Nominating Committee considers candidates for the Board recommended by current members of the Board or members of management. In addition, the Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director. The Governance and Nominating Committee also will consider director candidates recommended by eligible shareholders. Shareholders may recommend director nominees for consideration by the Governance and Nominating Committee by writing to the Governance and Nominating Committee, Attention: Chairman, 250 Technology Park, Lake Mary, Florida 32746, and providing appropriate biographical information concerning each proposed nominee. Candidates proposed by shareholders for nomination are evaluated using the same criteria as candidates initially proposed by the Governance and Nominating Committee.

The following minimum qualifications must be met by a director nominee to be recommended by the Governance and Nominating Committee:

•	each director must display high personal and professional ethics, integrity and values;

•	each director must have the ability to exercise sound business judgment and demonstrate basic financial literacy;

•

each director must be highly accomplished in his or her respective field, with broad experience and demonstrated senior level leadership in business, government, education, technology or public interest;

•	each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience;

•	each director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value; and

•	each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.

In identifying potential Board nominees and evaluating candidates for the Board, the Governance and Nominating Committee considers the nominee’s experience, skills and qualifications. Although the Governance and Nominating Committee has not established specific goals with respect to diversity, the Governance and Nominating Committee, in accordance with our Corporate Governance Guidelines, does consider diversity in identifying potential Board nominees and evaluating Board candidates, including in the context of providing diversity in business perspectives, gender, ethnicity, education, experience and leadership qualities.

Annually, the Governance and Nominating Committee reviews the composition of the Board to assess whether it reflects the appropriate experience, skills and qualifications expected of Board members, as well as a variety of complementary experiences and backgrounds, sufficient to provide sound and prudent guidance, particularly in the areas of senior leadership, operations, finance, technology and governance. The Governance and Nominating Committee assesses the effectiveness of diversity within the Board every year as part of this annual assessment. If, as a result of the assessment, the Governance and Nominating Committee determines that adding or replacing a director is advisable, the Governance and Nominating Committee initiates a search for a suitable candidate to fulfill the Board’s needs. In addition, our Corporate Governance Guidelines provide that any director who undergoes a change of occupation must notify the Chairman of the Board and the Chairman of the Governance and Nominating Committee of the change and offer to submit his or her resignation.

A shareholder who wishes to nominate a person for election to the Board of Directors must submit written notice to the Company, Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746. Under our bylaws, we must receive the written nomination for an annual meeting not less than 90 days and not more than 120 days prior to the first anniversary of the previous year’s annual meeting of shareholders, or, if no annual meeting was held the previous year or the date of the current year’s annual meeting is advanced more than 30 days before or delayed more than 60 days after the anniversary date, we must receive the written nomination not more than 120 days prior to the current year’s annual meeting and not less than the later of 90 days prior to the annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For a special meeting, we must receive the written nomination not less than the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the date of the special meeting is first made. Under the bylaws, the nomination must include (i) all information relating to the candidate that is required to be disclosed in solicitations of proxies for an election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including the nominee’s consent to be named in the proxy statement as a nominee and to serving as a director if elected, (ii) a description of (a) all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and (b) any other material relationships, between the shareholder and any beneficial owner on whose behalf the director nomination is made, and their respective affiliates and associates or others acting in concert with the shareholder or beneficial owner, on the one hand, and each candidate and his or her respective affiliates and associates, or others acting in concert with the candidate, on the other hand, including all information required under Item 404 of Regulation S–K if the shareholder and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate of or person acting in concert with the shareholder or beneficial owner, were the “registrant” for purposes of that rule and the candidate was a director or executive officer of such registrant, and (iii) as to the shareholder and any beneficial owner on whose behalf the director nomination is made, (a) their names and addresses, (b) the class and number of shares of our stock beneficially owned by them, (c) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, an effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, the shareholder or the beneficial owner with respect to any share of our stock, and (d) a representation as to whether the shareholder or any beneficial owner on whose behalf the nomination is made intends, or is or intends to be part of a group that intends, to deliver a proxy statement or form of proxy to at least the percentage of our shareholders required to elect the nominee or otherwise to solicit proxies from shareholders in support of the nomination.

Compensation Committee Interlocks and Insider Participation

During 2016, Lynn Brubaker, John E. Caldwell, Stephen R. Cole, John Donofrio, and Marvin R. Sambur, Ph.D. served as members of the Compensation Committee. None of the Compensation Committee members was, during 2016 or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2016, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Communications with Board of Directors

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board or the individual director(s) designated on such communication.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics, entitled “Code of Ethics for Senior Financial Officers,” that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Board of Directors has also adopted a Global Ethics Policy applicable to all of our employees. The Code of Ethics for Senior Financial Officers and the Global Ethics Policy are available at no cost on our website at www.faro.com or by submitting a written request to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746.

2016 DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned by each of our directors during the year ended December 31, 2016, excluding Dr. Raab. See the Summary Compensation Table beginning on page 47 for the compensation earned by Dr. Raab for his service as Director and Chairman of the Board and the additional compensation paid to Dr. Raab for his service as President and CEO during 2016. See also the 2016 Grants of Plan-Based Awards Table on page 49 for the annual restricted stock award granted to Dr. Raab for his service as Director and Chairman of the Board.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	All Other Compensation ($)	Total ($)
Lynn Brubaker	67,500	99,978	—	167,478
John E. Caldwell	77,500	99,978	—	177,478
Stephen R. Cole	115,000	139,997	—	254,997
John Donofrio	72,500	99,978	—	172,478
Marvin R. Sambur, Ph.D.	72,500	99,978	—	172,478

(1)	Includes cash retainers earned by each non-employee director during the year ended December 31, 2016.

(2)	Reflects the grant date fair value of restricted stock awards granted to our non-employee directors in 2016, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the restricted stock awards is based upon the closing price of our common stock on the grant date.

(3)	As of December 31, 2016, our non-employee directors held the following aggregate number of shares of restricted stock (they did not hold any stock options):

Name	Restricted Stock Awards (#)
Lynn Brubaker	2,988
John E. Caldwell	2,988
Stephen R. Cole	4,184
John Donofrio	2,988
Marvin R. Sambur, Ph.D.	2,988

The following table shows the shares of restricted stock awarded to each non-employee director on May 16, 2016, and the aggregate grant date fair value for each award:

Name	Restricted Stock Awards (#)	Full Grant Date Fair Value of Award ($)
Lynn Brubaker	2,988	99,978
John E. Caldwell	2,988	99,978
Stephen R. Cole	4,184	139,997
John Donofrio	2,988	99,978
Marvin R. Sambur, Ph.D.	2,988	99,978

The grant date fair values of the awards shown above are calculated by multiplying the number of shares of restricted stock by the closing price of our common stock on the grant date ($33.46).

Terms of Director Compensation Program

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board, as detailed in the table below. In setting director compensation, we consider the significant amount of time that non-employee directors expend in fulfilling their duties to the Company, as well as the skill level required of members of the Board. In the fall of 2015, the Compensation Committee engaged Pearl Meyer to conduct a competitive market study of director compensation. The study was delivered in December 2015. Pearl Meyer recommended no change in the total compensation of our directors, but it did recommend a change in the mix of cash- and stock-based compensation. Based on such recommendation, the Compensation Committee approved, effective January 1, 2016, a $20,000 reduction of the directors’ annual cash retainer to $40,000 and a $20,000 increase to the directors’ annual equity grant to $100,000. In addition to these adjustments, the Compensation Committee approved an increase to the Lead Director’s compensation from $35,000 to $80,000 for 2016 in recognition of the Lead Director’s increased time commitment and responsibilities following the appointment of Dr. Raab as President and CEO.

The actual aggregate cost of Board compensation in 2016 and 2015 was $1,184,877 and $1,160,602, respectively. The following table sets forth each component of our Board compensation in 2016:

Annual Cash Retainer:	$40,000
Additional Annual Retainers:
Governance and Nominating Committee Chairperson	$10,000
Operational Audit Committee Chairperson	$10,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Governance and Nominating Committee Non-Chair Member	$5,000
Operational Audit Committee Non-Chair Member	$5,000
Audit Committee Non-Chair Member	$10,000
Compensation Committee Non-Chair Member	$7,500
Lead Director	$80,000	(a)
Chairman	$100,000	(a)
Initial Equity Grant	$100,000	(b)
Annual Equity Grant	$100,000	(c)

(a)	Payable 50% in cash and 50% in shares of restricted stock. Shares of restricted stock will be granted annually on the day following the annual meeting of shareholders, and the number of shares to be granted will be determined by dividing the dollar value of the retainer by the closing price of our common stock on the date of grant. The shares of restricted stock will vest on the day prior to the following year’s annual meeting date, subject to the Lead Director’s or Chairman’s, as applicable, continued membership on the Board as of such date.

(b)	Upon election to the Board, each non-employee director will receive shares of restricted stock with a value equal to $100,000, calculated by using the closing price of our common stock on the date of the non-employee director’s election to the Board. The initial restricted stock grant vests on the third anniversary of the grant date, subject to the non-employee director’s continued membership on the Board as of such date.

(c)	On the day following the annual meeting of shareholders, each director receives shares of restricted stock with a value equal to that indicated in the above chart, calculated by using the closing price of our common stock on the day following the annual meeting of shareholders. The annual restricted stock grant vests the day prior to the following year’s annual meeting date, subject to a director’s continued membership on the Board as of such date.

In February 2017, after evaluating Dr. Raab’s role as our President and Chief Executive Officer and as a Director and Chairman of the Board, the Compensation Committee approved an increase of Dr. Raab’s base salary to $750,000, while removing his eligibility to receive the director and Chairman cash retainers and equity grants described above.

Mandatory Board of Director Stock Ownership and Holding Periods

Our non-employee directors are subject to minimum share ownership guidelines. Within two years after joining the Board, each non-employee director is required to own shares of our common stock with a value equal to at least $300,000. The ownership requirement may be satisfied through (i) holdings of equity awards granted by us, the values of which are calculated based on the higher of (a) the then current value of the equity awards on the date of determining compliance with the minimum share ownership guidelines and (b) the grant date fair value of the equity awards, and/or (ii) shares of common stock purchased by the non-employee director independently, the values of which are calculated based on the closing price of our common stock on the purchase date. Also, each non-employee director must hold shares of our common stock acquired pursuant to the exercise of stock options or vesting of restricted stock for one year after exercise or vesting, as applicable, or until his or her retirement, whichever is earlier. In 2012, the Board amended the holding period requirement to permit sales by non-employee directors to the extent necessary to satisfy tax obligations arising from the vesting of their restricted stock awards. As of December 31, 2016, all of our directors were in compliance with the minimum share ownership guidelines.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 2, THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of our independent registered public accounting firm. Grant Thornton LLP has audited our financial statements for the fiscal years ended December 31, 2016 and 2015. The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for 2017.

Representatives of Grant Thornton LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of shareholders.

Shareholders are not required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm. However, we are submitting the ratification to our shareholders as a matter of good corporate practice. If our shareholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee may reconsider the retention of Grant Thornton LLP. Even if the selection of Grant Thornton LLP is ratified, the Audit Committee in its discretion may select a different independent accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.

The affirmative vote of a majority of the votes cast is necessary for approval of the ratification of Grant Thornton LLP. Abstentions will have no impact on the ratification of our independent registered public accounting firm. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.

INDEPENDENT PUBLIC ACCOUNTANTS

The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of our financial statements for the fiscal years ended December 31, 2016 and 2015, and fees for other services rendered by Grant Thornton LLP during those periods.

	2016	2015
Audit fees(1)	$1,805,569	$2,093,606
Audit related fees(2)	33,155	90,208
All other fees	—	—

Total fees	$1,838,724	$2,183,814

(1)	Amounts for 2016 and 2015 include the audit of financial statements, review of financial statements included in Quarterly Reports on Form 10-Q, audit of the effectiveness of our internal control over financial reporting and statutory audits required internationally. Audit fees for 2016 decreased from 2015 primarily due to our implementation of SAP, a new enterprise resource planning system, in the Asia-Pacific and Europe/Africa regions in 2015.

(2)	Amounts for 2016 and 2015 include fees related to the audit of our employee benefit plan. Audit related fees included an evaluation of our SAP readiness in Europe/Africa in 2015.

The Audit Committee has concluded that the provision of the audit and permitted non-audit services by Grant Thornton LLP in 2016 and 2015 is consistent with maintaining the independence of Grant Thornton LLP.

Pursuant to the Audit Committee charter, the Audit Committee pre-approved all such services provided by Grant Thornton LLP. The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent auditors. Pursuant to these policies and procedures, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members, when appropriate, to grant such pre-approvals, provided that decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

REPORT OF THE AUDIT COMMITTEE

Under the Audit Committee charter, the Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the system of internal control over financial reporting and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has, among other things, the responsibility to monitor and oversee these processes.

The Audit Committee has:

(1) reviewed and discussed the Company’s audited financial statements with management;

(2) discussed with the independent auditors the matters required to be discussed by the applicable rules of the Public Company Accounting Oversight Board; and

(3) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The Audit Committee also considered the impact of non-audit services on the auditor’s independence.

The Audit Committee reviewed with the independent accountants the overall scope and specific plans for its audit. Without management present, the Committee met with the independent accountants to review the results of their examinations, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s accounting and financial reporting. The Audit Committee reviewed and discussed the Company’s audited financial statements with the independent accountants.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Audit Committee:

John E. Caldwell, Audit Committee Member (Chair)

Lynn Brubaker, Audit Committee Member

Stephen R. Cole, Audit Committee Member

John Donofrio, Audit Committee Member

Marvin R. Sambur, Ph.D., Audit Committee Member

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 3, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Section 14A of the Exchange Act provides shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers. This advisory vote is commonly known as “Say-on-Pay.” Accordingly, the Board of Directors is asking our shareholders to indicate their support for the compensation of our named executive officers, as disclosed in this Proxy Statement.

This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation program and practices. The Compensation Committee endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and aligns their interests with those of our shareholders. The Compensation Committee strives to provide total compensation relating to the CEO, the other named executive officers and all other employees at the Vice President level and above, that is fair, reasonable and achieves the objective described above. Our executive compensation program includes a significant performance-based component, in the form of a short-term annual incentive award, as well as a substantial emphasis on “at-risk,” equity-based long-term incentives. Please read the Compensation Discussion and Analysis, together with the related compensation tables and narrative disclosure below, for a detailed explanation of our executive compensation program and practices.

At our annual meetings of shareholders held in May 2014, May 2015 and May 2016, approximately 98% of the votes cast on the Say-on-Pay proposal at each of those meetings were voted in favor of the proposal. The Compensation Committee believes this affirms our shareholders’ support for our approach to executive compensation, and no significant changes were made to this approach for 2016 as a result of the votes in prior years. However, based on observations from the Compensation Committee’s independent compensation consultant Pearl Meyer, which were consistent with those shared by management and by certain investors who have communicated concerns to the Company with respect to such incentive programs, the Compensation Committee:

•

adopted a simpler short-term cash incentive plan beginning in 2016, in which awards for executives could be earned based on achievement of financial performance goals for revenue (30%) and profitability (70%), which amount would then be multiplied by an individual performance factor normalized at 1.0; and

•

transitioned to a simpler long-term equity incentive program that granted time-based equity incentive awards consisting of stock options and restricted stock units, with the number of awards granted to each participant based on his or her targeted long-term equity incentive award percentage, multiplied by an individual performance factor normalized at 1.0.

The effect of the individual performance factor would be to adjust, on a performance basis, the amount otherwise determined upward or downward based upon achievement of individual objectives, performance against operational metrics assigned to the executive for each quarter in the prior year as well as for the full prior year and overall contribution for the year, without ascribing specific percentages to each category.

The Board is asking our shareholders to vote “FOR” the following non-binding resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure, in the Proxy Statement is hereby approved on an advisory basis.”

The approval of this proposal requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter. As an advisory vote, the result will not be binding on the Board; however, the Compensation Committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF THE APPROVAL OF EXECUTIVE COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “1 YEAR” FOR THE NON-BINDING VOTE TO APPROVE THE FREQUENCY OF FUTURE NON-BINDING VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Section 14A of the Exchange Act also provides our shareholders with the opportunity to indicate, on a non-binding advisory basis, how frequently we should hold future advisory “Say-on-Pay” votes. Accordingly, the Board is asking our shareholders to express their preference as to the frequency with which the we should present future “Say-on-Pay” votes to shareholders. Shareholders may select a frequency of every one, two or three years, or they may abstain from voting.

We are required to hold this “Say-on-Pay” frequency vote at least once every six calendar years. When we conducted our last “Say-on-Pay” frequency vote at our 2011 Annual Meeting of Shareholders, our shareholders expressed a strong preference to conduct “Say-on-Pay” votes on an annual basis. Consistent with that preference, since that time, we have continued to hold our “Say-on-Pay” vote annually. The Board has not observed any reason why the previously-expressed shareholder preference should not continue to govern and notes that market practice is for annual “Say-on-Pay” votes. The Board believes that an annual “Say-on-Pay” vote will allow shareholders to provide the Board and the Compensation Committee with more meaningful and direct input into our executive compensation philosophy, policies and programs. The Board believes an annual “Say-on-Pay” vote will also foster more useful communication with shareholders by providing shareholders with a clear and timely means to express any concerns and questions. Nonetheless, shareholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice as among the frequency alternatives.

The non-binding selection of one of the three frequency options requires the affirmative vote of a majority of the votes cast by the shareholders. If none of the frequency options receives the approval of a majority of the votes cast, the Board will view as the selection of shareholders the frequency alternative that receives the greatest number of votes. Although this vote is advisory and not binding, the Board values the opinions of our shareholders and will consider the outcome of this proposal when determining the frequency of future “Say-on-Pay” votes.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors and management do not know of any matters before the Annual Meeting other than those to which we refer in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Annual Meeting, the proxy holders will vote the shares in accordance with their best judgment. To bring business before an Annual Meeting, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods specified in our bylaws and described under “Deadline for Receipt of 2018 Shareholder Proposals and Director Nominees.” No shareholder has given written notice that he or she intends to bring business before the Annual Meeting in compliance with the terms and time periods specified in our bylaws.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of March 17, 2017:

Name	Age	Principal Position
Simon Raab, Ph.D	64	President and Chief Executive Officer, Director
Robert E. Seidel	42	Chief Financial Officer
Kathleen J. Hall	56	Chief Operating Officer
Joseph Arezone	51	Chief Commerical Officer
Jody S. Gale	42	Senior Vice President, General Counsel and Secretary
Katrona Tyrrell	54	Chief People Officer

Simon Raab, Ph.D. has served as President and Chief Executive Officer of the Company since December 2015. Please refer to the biography of Dr. Raab provided under the heading “Proposal 1—Election of Directors—Directors Whose Terms Will Continue After the Annual Meeting,” on page 10 of this Proxy Statement.

Robert E. Seidel was appointed our Chief Financial Officer in December 2016. Prior to this appointment, Mr. Seidel served as our Vice President, Finance and Investor Relations and interim principal financial officer since March 2016. Mr. Seidel previously held the positions of Vice President, Americas Finance and Accounting from November 2015 to March 2016, Vice President, Corporate Financial Planning & Analysis and Americas Finance from March 2015 to November 2015, and Director, Corporate Financial Planning and Analysis from May 2014 to March 2015. Prior to joining the Company, Mr. Seidel was employed at Trinseo S.A., a global materials company, serving as Global Finance Manager for its latex chemicals segment from 2011 to 2014. Previously, Mr. Seidel served as Plant Controller at Anheuser-Busch InBev from 2006 to 2010. Mr. Seidel began his finance and accounting career as a treasury intern at Exxon Mobil Corporation in 2002, then served in various financial planning and analysis roles of increasing responsibility at Air Products and Chemicals, Inc. from 2003 to 2006. He holds a Bachelor of Science degree in Mechanical Engineering from Stanford University and a Master of Business Administration from Cornell’s Johnson School.

Kathleen J. Hall was appointed our Chief Operating Officer in April 2016. Prior to this appointment, Ms. Hall served as Senior Vice President, Managing Director for our Americas region from July 2013 to April 2016. Prior to joining the Company, Ms. Hall served as Vice President & General Manager of Avery Dennison Corporation’s Graphics and Reflective Solutions and Performance Tapes Americas’ businesses from November 2008 to October 2012. Between October 2012 and July 2013, Ms. Hall provided independent consulting services. From 1982 to 2008, Ms. Hall held roles of increasing responsibility at E.I DuPont De Nemours & Company, ranging from operations and sourcing to sales, marketing and global business leadership. Ms. Hall holds a Bachelor of Science degree in Industrial Engineering from Lehigh University.

Joseph Arezone was appointed our Chief Commercial Officer in April 2016. Prior to this appointment, Mr. Arezone served as Senior Vice President, Managing Director, Europe, Middle East and Africa and Asia-Pacific Regions from November 2014 to April 2016. He previously served as Senior Vice President, Managing Director, Asia-Pacific Region from August 2009 to November 2014 and as our Vice President of Sales for Asia-Pacific from January 2008 to August 2009. Prior to that, Mr. Arezone was our Area Vice President of Sales for the Eastern U.S. market from July 2005 to January 2009. From February 2001 until July 2005, Mr. Arezone served as our Regional Sales Manager. Mr. Arezone serves on the board of directors of the Cleveland Film Society. He holds a Bachelor of Science degree in Civil Engineering from The Ohio State University and a Master of Business Administration from Cleveland State University.

Jody S. Gale has served as Senior Vice President, General Counsel and Secretary of the Company since February 2014. Prior to joining the Company, Mr. Gale served as Vice President and Associate General Counsel – M&A, Securities and Governance at Biomet, Inc., a global medical device company, from December 2008 to January 2014. Previously, Mr. Gale was a Partner at Kirkland & Ellis LLP, where he worked from 1999 through

2008. Mr. Gale holds a Bachelor of Arts degree from Albion College in Albion, MI and a Juris Doctor/Master of Business Administration from Case Western Reserve University.

Katrona Tyrrell has served as our Chief People Officer since January 2017. Prior to joining the Company, Ms. Tyrrell served as Global Senior Vice President–Human Resources at IDT Corporation, a global telecommunications and payment services provider, from 2010 to January 2017, leading a team that was responsible for global succession planning, leadership development, performance management, employee engagement, and organizational effectiveness. From 2006 to 2010, Ms. Tyrrell held roles of increasing human resources management responsibility at IDT Corporation. Prior to joining IDT Corporation in 2006, Ms. Tyrrell held leadership and management positions at Towergate Partnership, Ltd. and Roberts & Partners Managed Services in the United Kingdom. Ms. Tyrrell holds a post-graduate diploma in strategic management from Crawley College in the United Kingdom.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions the Committee has made under those programs and policies with respect to our named executive officers, and the material factors the Compensation Committee considered in making those decisions. Following this Compensation Discussion and Analysis, under the heading “Executive Compensation” you will find a series of tables and narrative disclosures containing specific data about the compensation earned in 2016 by the following individuals, whom we refer to as our named executive officers:

Name	Title
Simon Raab, Ph.D.	President and Chief Executive Officer
Robert E. Seidel	Chief Financial Officer
Joseph Arezone	Chief Commercial Officer
Jody S. Gale	Senior Vice President, General Counsel and Secretary
Kathleen J. Hall	Chief Operating Officer
Laura A. Murphy-Wolf	Former Senior Vice President and Chief Financial Officer*

*	In March 2016, Ms. Murphy-Wolf resigned as Senior Vice President and Chief Financial Officer.

Executive Summary

Our Business

We design, develop, manufacture, market and support software driven, three-dimensional (“3D”) measurement, imaging and realization systems. This technology permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. Our devices are used for inspection of components and assemblies, rapid prototyping, reverse engineering, documenting large volume or structures in 3D, surveying and construction as well as for investigation and reconstruction of accident sites or crime scenes. We sell the majority of our products through a direct sales force across a broad number of customers in a range of manufacturing, industrial, architecture, surveying, building information modeling, construction, public safety, cultural heritage and other applications.

The FaroArm®, FARO Laser ScanArm®, FARO Gage®, FARO Laser TrackerTM, FARO Laser Projector, FARO Cobalt Array Imager, and their companion CAM2®and BuildIT software solutions, provide for Computer-Aided Design, or CAD, based inspection, factory-level statistical process control, high-density surveying and laser-guided assembly and production. Together, these products integrate the measurement, quality inspection, and reverse engineering functions with CAD and 3D software to improve productivity, enhance product quality, and decrease rework and scrap in the manufacturing process, mainly supporting applications in our Factory Metrology vertical.

The FARO Focus and FARO Scanner Freestyle3DX laser scanners, and their companion SCENE, FARO PointSense, and FARO public safety forensics software offerings, are utilized for a wide variety of 3D modeling, documentation and high-density surveying applications in our Construction Building Information Modeling—Construction Information Management (“Construction BIM-CIM”) and Public Safety Forensics verticals.

The FARO Laser ScanArm®, FARO Cobalt Array Imager, FARO Scanner Freestyle3DX laser scanners and their companion SCENE software also enable a fully digital workflow used to capture real world geometry for the purpose of empowering design, enabling innovation, and speeding up the design cycle, supporting our Product Design vertical. FARO Visual InspectTM enables large, complex 3D CAD data to be transferred to a tablet device and then used for mobile visualization and comparison to real world conditions, facilitating in-process inspection, assembly, guidance and positioning for applications in our Factory Metrology and Construction BIM-CIM verticals.

2016 Highlights

In 2016, we reorganized our business to align our sales, marketing, product management and research and development to specific vertical markets to better define our end market applications. We believe this realignment will enable us to focus our product offerings and selling approach to meet the specific needs of our customers. Although our financial results did not meet our aggressive internal targets, there were a number of highlights in 2016:

•

Going Vertical in Harmony Reorganization Initiative—As a result of the reorganization, we realigned our business into the following three reportable segments, which incorporate our specific vertical markets:

¡	Factory Metrology—provides solutions for manual and automated measurement and inspection in an industrial or manufacturing environment;

¡

Construction BIM-CIM—provides solutions for as-built data capturing and 3D visualization in building information modeling or construction information management applications, allowing our customers in the architecture, engineering and construction markets to quickly and accurately extract desired two-dimensional and 3D measurement points; and

¡	Other—the Other segment includes our Product Design, Public Safety Forensics and 3D Solutions vertical organizations.

•	Product innovation—In 2016, we launched several new products, including:

¡

FARO FocusS Laser Scanner—This new laser scanner features increased measurement range, an accessory bay for customer add-on devices and safeguards against intrusions such as dirt, dust and other outdoor elements.

¡

FARO Cobalt Array Imager—The FARO Cobalt Array Imager is a metrology-grade non-contact scanner that utilizes blue light technology to capture millions of high resolution 3D coordinate measurements in seconds. This technology is used in quality control to improve product quality and reduce scrap, as well as for reverse engineering and rapid manufacturing.

¡

FARO VantageE Laser Tracker—This addition to our Vantage Laser Tracker product line includes well-proven features and capabilities such as high-speed dynamic measurement with an affordable price for customers who demand high performance while working on short-to-medium range applications.

•

Strategic acquisitions—In the third quarter of 2016, we acquired BuildIT Software & Solutions Ltd. (“BuildIT”) and Laser Projection Technologies, Inc. (“LPT”). Located in Montreal, Canada, BuildIT specializes in process-configurable 3D metrology software solutions with hardware agnostic interfaces. LPT, located in Londonderry, New Hampshire, specializes in laser projection and measurement systems used throughout manufacturing environments around the globe to maximize productivity and efficiency. We acquired MWF-Technology GmbH (“MWF”) in the fourth quarter of 2016. Located near Frankfurt, Germany, MWF is an innovator in mobile augmented reality solutions, with breakthrough technology that enables large, complex 3D CAD data to be transferred to a tablet device and then used for mobile visualization and comparison to real world conditions.

•

Sales modernization—To support our future growth, we modernized our sales process by leveraging our current direct sales approach of on-site demonstrations with multimedia, web-based demonstrations and cloud-based customer relations development.

•

Global harmonization—We reorganized all functions, processes and people to a harmonized global mindset from our historically regional business structure. The reorganization is expected to increase operating efficiency by harmonizing our global manufacturing and business support functions, including among other items, the implementation of uniform sales terms and conditions, global demonstration and service loaner inventory management, and a global human resources information system.

Total Shareholder Return

2016 was a year of transition for FARO, with the change in leadership of our CEO and the execution of our Going Vertical in Harmony reorganization initiative. Sales and operating income for fiscal year 2016 were up 2.5% and 1.2%, respectively, from fiscal year 2015 while net income of $11.1 million was $1.7 million lower than fiscal year 2015, results that fell short of our aggressive internal targets and of our long-term historical performance. Our one-year Total Shareholder Return (“TSR”) as of December 31, 2016 was modestly below our industry group and substantially below our peer group, while our five-year and three-year TSRs as of December 31, 2016 were substantially below our industry group and our peer group. For a discussion of the companies in our peer group, see “Review of Peer Group Practices” below. We use the Global Industry Classification Standard (GICS) Subcode 4520 (Technology Hardware and Equipment) developed by Standard & Poor’s and MSCI Inc. as our industry group.

2016 Performance and Compensation

Our 2016 results did not meet the internal performance goals that we set for our 2016 executive compensation program, which were intentionally aggressive. The Compensation Committee selected the following internal Company performance objectives for the 2016 short-term incentive awards for our named executive officers ($ in millions):

	Target	Actual
Sales growth	16.3%	2.5%
Net income	$17.9	$11.1

The Compensation Committee selected these performance metrics at the beginning of 2016 because they are key drivers of our success. The short-term incentive opportunities for each of our named executive officers were weighted 100% to these two Company-wide financial metrics. We did not achieve satisfactory financial or operating results in 2016 and did not meet either of our Company-wide financial metric goals. However, in light of the substantial efforts contributed by our executive officers to successfully execute our Going Vertical in Harmony reorganization initiatives, the Compensation Committee awarded the named executive officers (other than Ms. Murphy-Wolf) a discretionary cash bonus amount equal to 35% of each executive’s short-term incentive award target.

2016 Compensation Program Changes

In December 2015, the Compensation Committee received reports from its executive compensation consultant Pearl Meyer on the Company’s executive compensation program, including our short-term cash incentive and long-term equity incentive award programs. The observations of Pearl Meyer were consistent with those shared by management and by certain investors who have communicated concerns to the Company with respect to such incentive programs, specifically that our short-term cash incentive program and performance-based long-term equity incentive programs were overly complex with too many performance categories and measures to be effective. Accordingly, the Compensation Committee adopted a simpler short-term cash incentive plan beginning in 2016, in which awards for executives could be earned based on achievement of financial performance goals for revenue (30%) and profitability (70%), which amount would then be multiplied by an individual performance factor normalized at 1.0. In addition, the Compensation Committee transitioned to a simpler long-term equity incentive program that granted time-based equity incentive awards consisting of stock options and restricted stock units, with the number of awards granted to each participant based on his or her targeted long-term equity incentive award percentage, multiplied by an individual performance factor normalized at 1.0. The effect of the individual performance factor would be to adjust, on a performance basis, the amount otherwise determined upward or downward based upon achievement of individual objectives, performance against operational metrics assigned to the executive for each quarter in the prior year as well as for the full prior year and overall contribution for the year, without ascribing specific percentages to each category.

CEO Pay and Company Performance Alignment

Dr. Raab’s 2016 base pay was $500,000 for his role as President and CEO. Based on our financial performance for 2016, Dr. Raab did not receive any payment under our short-term incentive plan for 2016. However, for initiating and leading the Going Vertical in Harmony reorganization initiative, and in recognition of the progress achieved with respect to that initiative in 2016, he received a discretionary cash bonus for 2016 performance of $87,500, representing a payout equal to 35% of his target award opportunity under our short-term incentive plan. As earlier discussed, all employees eligible to receive a bonus received a discretionary cash bonus up to 35% of their target short-term incentive compensation on this same basis. Furthermore, 100% of his long-term equity incentive award granted in 2016 was granted in the form of stock options on December 7, 2016. The “in the money” value of those stock options at December 31, 2016 was $0. Accordingly, Dr. Raab’s total realizable pay at December 31, 2016 for his service as President and CEO was equal to $587,500.

Executive Compensation Objectives and Philosophy

The Compensation Committee endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and aligns their interests with those of our shareholders. The Compensation Committee strives to provide total compensation relating to the CEO, the other named executive officers and all other employees at the Vice President level and above, that is fair, reasonable and achieves the objective described above. Our executive compensation program includes a significant performance-based component, in the form of a short-term annual incentive award, as well as a substantial emphasis on “at-risk,” equity-based long-term incentives, which in 2016 took the form of stock options.

The Compensation Committee has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy. For more information regarding the Compensation Committee’s duties and responsibilities, see pages 16 through 18 of this Proxy Statement.

Executive Compensation Components

The primary components of compensation for the named executive officers in 2016 were base salary, short-term incentives in the form of annual bonus, and long-term equity incentives.

Base Salary

When setting base salaries, the Compensation Committee considers our overall financial performance and outlook and each executive’s experience, expertise, level of responsibility, seniority, leadership qualities, professional advancement, individual accomplishment, compensation levels of comparable positions within our peer group, and other significant contributions to our success. When setting the salaries for the executive officers other than the CEO, the Compensation Committee also considers the CEO’s recommendations and the prior performance review conducted by the CEO. The Compensation Committee considers these factors in determining the appropriate salary levels for executive officers. The Compensation Committee approved an increase in the base salaries of certain of the named executive officers to the following levels:

Name	2016 Base Salary	% Increase from 2015
Dr. Raab	$500,000	—	%(1)
Mr. Seidel	$215,000	34.8	%(2)
Ms. Murphy-Wolf	$335,000	—	%(3)
Ms. Hall	$375,000	6.7	%(4)
Mr. Arezone	$365,000	3.8	%(4)
Mr. Gale	$351,000	17.3	%(5)

(1)	Effective upon his appointment as our President and Chief Executive Officer in December 2015, Dr. Raab’s base salary was set at $500,000 by the Compensation Committee.

(2)	In March 2016, Mr. Seidel was appointed our Principal Financial Officer upon the departure of Ms. Murphy-Wolf and his base salary was increased to reflected this additional responsibility. In December 2016, Mr. Seidel’s base salary was further increased to $265,000 when he was appointed our Chief Financial Officer.

(3)	Ms. Murphy-Wolf’s initial base salary of $335,000 was established at the outset of her employment with us in August 2015.

(4)	Effective in April 2016, Ms. Hall and Mr. Arezone’s base salaries were increased to reflect their global responsibilities as a result of their promotions to Chief Operating Officer and Chief Commercial Officer, respectively.

(5)	Mr. Gale’s base salary was increased effective in February 2016 to align with the increased breadth of his management responsibilities.

Short-Term Incentives

Our short-term incentives provide management employees, including our named executive officers, the opportunity for additional cash compensation based on achievement of Company financial performance goals, other operational objectives and individual goals. These goals are established at the beginning of the year by the Compensation Committee with input from management. These metrics are designed to align the interests of the executives with our shareholders and require the Company and each individual executive to perform satisfactorily to achieve the target incentive amount.

Annual short-term cash incentive opportunities are expressed as a percentage of each participant’s base salary. The target award opportunity for Dr. Raab in 2016 was equal to 50% of his base salary (or greater, in the Compensation Committee’s discretion). The target award opportunity for both Mr. Arezone and Ms. Hall in 2016 was equal to 60% of each person’s respective base salary, which percentage was increased from 40% in December 2015 following the Compensation Committee’s receipt of a competitive review of its executive compensation program and advice from its executive compensation consultant Pearl Meyer. The target award opportunity for Mr. Gale and Mr. Seidel in 2016 was 40% and 30% of his base salary, respectively.

The Board and the Compensation Committee retain the discretion to adjust the annual incentives on a subjective basis to ensure an equitable result, and bonuses may be reduced up to 100% based on corporate profitability.

Company Financial Performance. In 2016, 100% of the short-term incentive opportunities for each of our named executive officers were based on achievement of Company-wide financial performance goals. For each of the named executive officers, the Compensation Committee selected the following Company-wide performance objectives for 2016, with different weighting for each metric: sales growth (weighted 30%) and net income (weighted 70%). Each of these performance metrics is a key indicator of our financial performance. The Compensation Committee reviewed and approved the financial performance targets, each of which is set forth below, in conjunction with the Board of Directors’ approval of the annual budget ($ in millions):

	Target	Actual
Sales growth	16.3%	2.5%
Net income	$17.9	$11.1

Individual Performance Factor. An individual performance factor adjusts the award amount calculated based on the Company-wide financial performance measures described above upward or downward as a multiplier based on individual performance. Rather than a strictly arithmetical calculation, the Compensation Committee determines the individual performance factor based upon the achievement of individual objectives, performance against operational metrics assigned to the executive for each quarter in the prior year as well as for the full prior year and overall contribution for the year, without ascribing specific percentages to each category.

The operational metrics are set by the Compensation Committee with input from the Operational Audit Committee and are designed to focus on improving both our short-term and long-term operating performance. Metrics such as failure rates, manufacturing efficiencies, service turnaround, and inventory turns are used as indicators of our overall strength and performance.

The Compensation Committee sets the President and Chief Executive Officer’s individual strategic objectives and related weights and, together with the President and Chief Executive Officer, the individual strategic objectives and related weights for each of the other named executive officers on an annual basis. These criteria incorporate elements of individual performance and are intended to reflect the contributions made by the named executive officer toward our overall objectives for the year and the named executive officer’s individual responsibilities. The Compensation Committee determined the individual performance factor for each of our named executive officers eligible for a short-term incentive award was 1.0.

Aggregate Performance Results. We did not achieve either of our financial performance targets for 2016 and, accordingly, the Compensation Committee determined that no amounts were earned under the short-term incentive plan. However, in light of the substantial efforts contributed by our named executive officers to successfully execute our Going Vertical in Harmony reorganization initiatives, the Compensation Committee awarded each of the named executive officers eligible for the award a discretionary cash bonus amount equal to 35% of such executive’s short-term incentive award target.

As a result, the Compensation Committee awarded discretionary cash bonuses to Dr. Raab, Messrs. Seidel, Arezone and Gale and Ms. Hall, as follows:

Name	2016 Target Award	2016 Discretionary Bonus	Actual Bonus as % of Target Award
Dr. Raab	$250,000	$87,500	35%
Mr. Seidel	$64,500	$22,575	35%
Ms. Hall	$225,000	$78,750	35%
Mr. Arezone	$219,000	$76,650	35%
Mr. Gale	$140,400	$49,140	35%

Under the terms of Ms. Murphy-Wolf’s separation agreement, she was not eligible to receive a short-term incentive award for 2016 performance.

Long-Term Incentives

Our compensation program incorporates stock options and restricted stock units (“RSUs”) to attract, retain, engage and focus key employees for the long term including the realization of financial objectives. We maintain three equity incentive plans—the Amended and Restated 2004 Equity Incentive Plan (the “2004 Equity Plan”), the 2009 Equity Incentive Plan (the “2009 Equity Plan”), and the 2014 Equity Plan. Grants to executives of equity incentive compensation are determined by the Compensation Committee and are designed to align a portion of the executive compensation package with the long-term interests of our shareholders. The Compensation Committee generally grants a mix of options and RSUs to the named executive officers. Stock options are intended to align executive incentives with those of our shareholders and hold executives accountable for generating shareholder return because they gain value only if our stock price increases. RSUs provide a share-efficient means for retaining top talent and promoting a long-term share owner perspective. Pearl Meyer has advised that a mix of options and RSUs is a market competitive practice within our peer group. The long-term equity incentive awards for Messrs. Arezone, Gale and Seidel and Ms. Hall were a combination of stock options and RSUs, in a ratio of 75% and 25%, respectively.

Consistent with our entrepreneurial philosophy, the Compensation Committee and Dr. Raab believed that it was important that the majority if not all of Dr. Raab’s long-term equity incentive awards be at risk, so that his long-term goals were directly aligned with the interests of our shareholders. Accordingly, all of Dr. Raab’s long-term equity incentive awards for his service as President and CEO were issued in the form of stock options.

Dr. Raab received a grant of stock options when he assumed the role of President and Chief Executive Officer in December 2015. In December 2016, the Compensation Committee reviewed the compensation of Dr. Raab, following his commitment to extend his role as President and Chief Executive Officer beyond an interim basis until the completion of our Going Vertical in Harmony reorganization initiatives and the realization of our near-term strategic priorities. In view of Dr. Raab’s expected extended tenure as President and Chief Executive Officer and the Compensation Committee’s review of a report from its executive compensation consultant Pearl Meyer, the Compensation Committee approved an equity grant of 69,475 time-based non-qualified stock options to Dr. Raab, with an effective grant date of December 7, 2016. The stock options vest in two equal annual installments beginning one year after the grant date, subject to Dr. Raab’s continued membership on the Board.

2016 Annual Grant Guidelines. The Compensation Committee reviews and approves the grant of stock options and RSUs to the named executive officers in amounts appropriate for an individual’s level of responsibility, ability to affect the achievement of overall corporate goals, individual performance, tenure, and potential. The Compensation Committee considers the recommendation of the President and CEO in determining the equity awards granted to the other named executive officers. The Compensation Committee also reviews and considers all prior outstanding equity awards in order to assess the performance and retention incentive strength of these awards. The Compensation Committee intends the grant date fair value of the equity incentive awards to approximate the median of our peer group, with adjustments as necessary to suit the individual executive.

For the 2016 annual long-term equity incentive award grants, in order to determine the number of shares subject to each award, the Compensation Committee established the long-term equity incentive award value for each executive then in office, other than Dr. Raab, by setting a target percentage of each executive’s base salary. The resulting dollar value was then multiplied by an individual performance factor normalized at 1.0, as described below, and the result was converted into a number of stock options and RSUs. The number of stock options granted was determined using the Black-Scholes valuation model. The number of RSUs granted was based on the stock price on the date of determination.

Individual Performance Factor. An individual performance factor adjusts the award value described above upward or downward as a multiplier based on individual performance. Rather than a strictly arithmetical calculation, the Compensation Committee determines the individual performance factor based upon the achievement of individual objectives, performance against operational metrics assigned to the executive for each quarter in the prior year as well as for the full prior year and overall contribution for the year, without ascribing specific percentages to each category.

The operational metrics are set by the Compensation Committee with input from the Operational Audit Committee and are designed to focus on improving both our short-term and long-term operating performance. Metrics such as failure rates, manufacturing efficiencies, service turnaround, and inventory turns are used as indicators of our overall strength and performance.

The Compensation Committee, together with the President and Chief Executive Officer, sets the individual strategic objectives and related weights for each of the other named executive officers. These criteria incorporate elements of individual performance and are intended to reflect the contributions made by the named executive officer toward our overall objectives for the year and the named executive officer’s individual responsibilities.

Grant Policy. Beginning in 2008, the Compensation Committee established a policy to (i) grant stock options and other equity incentives for current employees annually on the later to occur of (a) the date the award is approved and (b) the second business day following the filing of our Annual Report on Form 10-K, which usually occurs in late February or early March of each year, and (ii) grant stock options and other equity incentives for newly hired individuals on the date of hire. The annual grant of stock options and other equity incentive awards is made without regard to the timing of the release of any other material information that may not be contained in the annual earnings release, as well as without regard to whether possible positive or negative information is contained in the annual earnings release.

2016 Annual Grants. The Compensation Committee established the following target long-term equity award values for the 2016 grants for Messrs. Arezone, Gale and Seidel and Mses. Hall and Murphy-Wolf, expressed as a target percentage of base salary: 120% for Mr. Arezone and Ms. Hall, 110% for Ms. Murphy-Wolf, 75% for Mr. Gale, and 50% for Mr. Seidel. The Compensation Committee determined the individual performance factor for each of these named executive officers was 1.0. The exercise price of all stock options is based on the closing price of our common stock on the date of grant. Options granted in 2016 to executives as part of the annual equity grant program are earned and vest in three annual installments, provided that the grantee is employed by us on the vesting date. RSUs granted in 2016 to executives as part of the annual equity grant program are earned and vest following the third anniversary of the grant date, provided that the grantee is employed by us on the vesting date.

The following RSUs and stock options were granted in relation to the 2016 annual equity grant:

Name	Grant Date	RSUs	Stock Options
Dr. Raab	N/A	N/A	N/A	(1)
Mr. Seidel	3/2/2016	603	4,847
Ms. Murphy-Wolf	3/2/2016	2,787	22,396
Ms. Hall	3/2/2016	3,190	25,636
Mr. Arezone	3/2/2016	3,190	25,636
Mr. Gale	3/2/2016	1,991	15,999

(1)	While Dr. Raab did not receive an annual equity grant in March 2016, he was granted 69,475 time-based stock options on December 7, 2016, as described above under “Long-Term Incentives.”

Compensation Governance Highlights

The Compensation Committee and Company management are mindful of evolving practices in executive compensation and corporate governance. In response, we have adopted the following policies and practices:

•

Pursuant to a policy adopted in 2010, we will not offer newly-hired executives any “single-trigger” change-in-control cash severance features similar to a lump sum cash payment payable upon the occurrence of a change in control.

•	The Amended and Restated Change in Control Severance Policy does not provide an excise tax gross-up.

•	The 2014 Equity Plan prohibits cash buyouts of stock options.

•	We maintain a compensation clawback policy, as further described on page 46 of this Compensation Discussion and Analysis.

•

Since 2008, we have had a stock ownership policy for our non-employee directors and executive officers, as further described on pages 23 and 45 of this Proxy Statement, respectively. Among other things, this policy provides that our CEO must hold at least six times his base salary in Company stock, our other executives must hold at least two times their respective base salaries in Company stock, and our non-employee directors must own Company stock with a value of at least $300,000.

•	Our Company policy prohibits hedging and limits any pledging by our directors and executive officers.

•	The Compensation Committee has determined that the work of its compensation consultant has not raised any conflicts of interest.

•

The Compensation Committee has retained compensation consultants from time to time, including for formal executive and director compensation studies in 2010, 2012 and 2015. Such consultants are frequently consulted during the year on various matters and annually to informally update the Compensation Committee on matters that are relevant to the matters delegated to the committee under its charter.

•

Based on observations from the Compensation Committee’s independent compensation consultant Pearl Meyer, which were consistent with those shared by management and by certain investors who have communicated concerns to the Company with respect to such incentive programs, the Compensation Committee:

¡

adopted a simpler short-term cash incentive plan beginning in 2016, in which awards for executives could be earned based on achievement of financial performance goals for revenue (30%) and profitability (70%), which amount would then be multiplied by an individual performance factor normalized at 1.0; and

¡

transitioned to a simpler long-term equity incentive program that granted time-based equity incentive awards consisting of stock options and restricted stock units, with the number of awards granted to each participant based on his or her targeted long-term equity incentive award percentage, multiplied by an individual performance factor normalized at 1.0.

The effect of the individual performance factor would be to adjust, on a performance basis, the amount otherwise determined upward or downward based upon achievement of individual objectives, performance against operational metrics assigned to the executive for each quarter in the prior year as well as for the full prior year and overall contribution for the year, without ascribing specific percentages to each category.

Role of the Compensation Consultant

The Compensation Committee has the authority to retain consultants and to obtain advice and assistance from other external legal, accounting or other advisors, at our expense. Since 2008, the Compensation Committee has engaged Pearl Meyer to advise it on executive and outside director compensation matters. In this role, Pearl

Meyer reports to and is instructed by the Compensation Committee. Pearl Meyer does not provide any other services to the Company. The Compensation Committee has the sole authority to approve the fees and other terms and conditions of any engagement with its independent advisor. The Compensation Committee annually considers the independence of Pearl Meyer relative to the six factors prescribed by the SEC and NASDAQ, and has concluded that the work of Pearl Meyer as the Compensation Committee’s compensation consultant does not raise any conflict of interest.

During 2016, Pearl Meyer’s services to the Compensation Committee were primarily with respect to:

•

consultations regarding, among other matters, (i) updated market data and compensation trends generally; (ii) specific updated market data regarding compensation for the CEO, Chief Financial Officer, Chief Operating Officer, Chief Commercial Officer and Chief People Officer roles; (iii) high level evaluation of our executive compensation program relative to best practices; and (iv) the views of various proxy advisory firms;

•	preparation of two summary reports: one updating Pearl Meyer’s 2015 comprehensive executive compensation study and one regarding CEO compensation planning specifically; and

•	assisting with the development of the Compensation Discussion and Analysis for the proxy statement filed in connection with our 2016 Annual Meeting of Shareholders.

In the years, including 2016, when a full competitive review of our compensation programs is not done, the Compensation Committee retains the compensation consultant to informally update the Compensation Committee on matters that have been delegated to the Committee under its charter.

Role of the Executive Officers in Compensation Decisions

Executive officers play a role in the administration, oversight, and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for those employees who report directly to him or her, which may include other executive officers. Throughout the year, each executive officer reviews the performance of the employees who report directly to him or her and evaluates those employees against their performance goals. In addition, we conduct a comprehensive performance and compensation review annually in the first quarter of each year across all levels of the organization, which includes a final performance review by each executive for each employee who reports directly to him or her. Following those reviews, the executive officers recommend to the CEO any equity and non-equity based awards, based upon the performance of those employees for the prior year and annual compensation adjustments for the current year.

The CEO similarly reviews and evaluates, on both an annual and mid-year basis, the employees who report directly to him. The CEO also reviews and evaluates the recommendations made with respect to other executive officers and recommends any modifications that he deems appropriate. The CEO reviews his overall findings with the Compensation Committee, including his review of the employees who report directly to him, and then recommends to the Compensation Committee equity and non-equity awards and annual compensation adjustments for all executive officers, other than himself.

Review of Peer Group Practices

The Compensation Committee reviews and analyzes the executive compensation program to determine whether it provides reasonable compensation at appropriate levels and remains competitive and effective. The Compensation Committee periodically engages Pearl Meyer to provide competitive market data to assist in this process and to update and advise the Compensation Committee on various executive compensation matters. The most recent comprehensive competitive market study conducted by Pearl Meyer was completed in the fourth quarter of 2015 and updated information was provided during 2016, including two summary studies for purposes of assisting the Compensation Committee in making its 2016 and 2017 compensation decisions.

With respect to making its 2016 compensation decisions, the following companies were selected by the Compensation Committee as our peer group:

Company	Ticker	Industry Description	Latest FYE Revenue ($m)	Market Cap as of 7/31/2016 ($m)	Foreign Sales%	# of Employees
Cascade Microtech, Inc.	CSCD	Semiconductor Equipment	*	*	*	*
Cognex Corporation	CGNX	Electronic Equipment and Instruments	$521	$3,666	69%	1,421
Coherent, Inc.	COHR	Electronic Equipment and Instruments	$857	$2,230	76%	2,787
Electro Scientific Industries, Inc.	ESIO	Electronic Equipment and Instruments	$184	$184	88%	698
FormFactor, Inc.	FORM	Semiconductor Equipment	$282	$628	77%	1,571
II-VI Incorporated	IIVI	Electronic Components	$827	$1,157	68%	8,927
IPG Photonics Corporation	IPGP	Electronic Manufacturing Services	$1,006	$4,252	86%	4,230
MKS Instruments, Inc.	MKSI	Semiconductor Equipment	$1,295	$2,298	48%	4,667
Nanometrics Incorporated	NANO	Semiconductor Equipment	$221	$515	91%	532
Novanta Inc.	NOVT	Electronic Equipment and Instruments	$385	$523	60%	1,269
Rofin Sinar Technologies Inc.	RSTI	Electronic Equipment and Instruments	*	*	*	*
Rudolph Technologies, Inc.	RTEC	Semiconductor Equipment	$233	$480	87%	579
Ultratech, Inc.	UTEK	Semiconductor Equipment	$194	$615	87%	312
Xcerra Corporation	XCRA	Semiconductor Equipment	$324	$308	82%	1,676
Xperi Corporation	XPER	Semiconductor Equipment	$260	$1,824	75%	700

	Average		$507	$1,437	76%	2,259
	Median		$324	$628	77%	1,421

FARO Technologies, Inc.	FARO	Electronic Equipment and Instruments	$326	$563	59%	1,485

*	These companies have been acquired subsequent to their selection to our peer group. While they were included in the review for purposes of setting 2016 compensation, they are not included in the TSR chart on page 35 of this Proxy Statement.

These companies were selected based on a variety of criteria, with a focus on being reasonably comparable to FARO in terms of industry focus, global operational scope, revenue size, and market value.

When setting compensation levels, the Compensation Committee reviews and considers the competitive market information obtained from these studies and intends for total direct compensation (base salary, annual incentive plus the grant date fair value of long-term equity awards) to approximate the median of the peer group. The peer group data, however, is not determinative of the executives’ compensation; instead, the Compensation Committee uses the peer group data as one of many inputs in its deliberations, which also includes discussions of economic and industry conditions, current and anticipated Company performance, individual executive performance and potential performance, and internal pay equity. In considering these and other factors, the Compensation Committee does not seek to specifically weight each factor but rather considers them in the aggregate and exercises judgment.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At the 2016 Annual Meeting of Shareholders, approximately 98% of the votes cast by the shareholders were voted to approve the compensation of our named executive officers as discussed and disclosed in the 2016 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our shareholders. In considering the results of this advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our named executive officers and our overall pay practices enjoy shareholder support and did not make any material changes to the executive compensation program in response to the shareholder vote.

Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of our executive compensation program with the interests of the Company and our shareholders. Our management team also regularly offers to, and frequently does, meet with shareholders to discuss topics of interest to our shareholders, including executive compensation matters. In addition, shareholders may communicate with the Board, the Compensation Committee or individual directors regarding our executive compensation program by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the Compensation Committee or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board, the Compensation Committee or the individual director(s), as designated on such communication.

When determining how often to hold our advisory votes on executive compensation, our Board historically took into account the strong preference for an annual vote expressed by our shareholders at our 2011 Annual Meeting of Shareholders. At this year’s Annual Meeting, shareholders will be asked to vote on their preferred voting frequency for future advisory votes on executive compensation by choosing every year, every two years or every three years. See Proposal 4–Advisory Vote on the Frequency of the Approval of Executive Compensation. The Board will determine the frequency of our future advisory votes on executive compensation after taking into consideration the results of the vote on Proposal 4.

Employment Agreements and Change in Control Severance Policy

Employment Agreements. We have entered into employment agreements with Messrs. Seidel, Arezone and Gale and Mses. Hall and Murphy-Wolf that provide, or provided, for severance benefits. As described in greater detail in the Potential Payments Upon Termination or Change in Control section of this Proxy Statement, pursuant to the employment agreements, (i) prior to her separation, Ms. Murphy-Wolf was entitled to severance benefits in the event of her termination without cause or resignation for good reason, and (ii) Messrs. Seidel, Arezone and Gale and Ms. Hall are entitled to severance benefits in the event of the executive’s termination by us other than for cause or disability, by our providing written notice of non-extension of the employment period set forth in the agreement or resignation by the executive officer for good reason. Severance protection plays an important role in attracting, motivating and retaining highly talented executives.

On March 10, 2016, we entered into a Transition and Separation Agreement with Ms. Murphy-Wolf. Pursuant to the agreement, Ms. Murphy-Wolf stepped down as our Senior Vice President and Chief Financial Officer, effective March 10, 2016. Ms. Murphy-Wolf continued to serve as an at-will employee of the Company through April 8, 2016 to provide assistance and input concerning ongoing business matters to effectively transition matters to other executives. In consideration for her services during the transition period, the Company paid Ms. Murphy-Wolf an amount equal to $25,000. Ms. Murphy-Wolf also received a payment of $226,250 during the transition period in exchange for agreeing to a two-year covenant not to compete or solicit and a general release, and for continuing to comply with customary confidentiality and non-disparagement provisions. In addition, Ms. Murphy-Wolf received an aggregate gross amount equal to $32,000 to cover the remaining lease payments under her apartment lease, relocation costs and attorneys’ fees. In addition, we reimbursed the monthly COBRA payments made by Ms. Murphy-Wolf for an eight-month period.

Amended and Restated Change in Control Severance Policy. During 2016, Messrs. Seidel, Arezone and Gale and Mses. Murphy-Wolf (prior to her separation) and Hall were covered by our Change in Control Severance Policy, which was amended and restated in April 2015 and entitles certain employees to severance benefits in the event their employment with us is terminated without cause or for good reason within twelve months following a change in control. The Compensation Committee believes that this “double trigger” provides appropriate protections to officer-level employees and encourages retention in situations that may result in the loss of their jobs. The change in control benefits are intended to retain the executives during the time of an actual or threatened change in control and ensure that executives are able to devote their entire attention to maximizing shareholder value and safeguarding employee interests.

For more information on Messrs. Seidel’s, Arezone’s and Gale’s and Mses. Hall’s and Murphy-Wolf’s employment agreements and the Amended and Restated Change in Control Severance Policy, see “Potential Payments Upon Termination or Change in Control” beginning on page 52 of this Proxy Statement.

Policies Regarding Termination and/or Change-in-Control Benefits Payable to New Hires. It is the Compensation Committee’s intention that it will provide change-in-control protection to newly-hired executives in the form of (i) acceleration of vesting for outstanding equity awards, and (ii) severance benefits under the Amended and Restated Change in Control Severance Policy. The Compensation Committee recognizes, however, that in the context of a change-in-control transaction, certain payments, such as retention bonuses, may be advisable. Accordingly, the Compensation Committee retains the discretion to enter into such arrangements in the event of an actual change-in-control transaction.

Executive Benefits and Perquisites

We provide limited perquisites and personal benefits to our named executive officers, including, among other items, relocation and temporary housing expense benefits for newly hired executive officers. We do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives.

The named executive officers participate in our Vice President and Above Life Insurance Plan (the “Life Insurance Plan”) and Executive Long-Term and Short-Term Disability Plans. Under the Life Insurance Plan, we pay all required premiums for life insurance on executive officers, which includes the named executive officers, until the executive officer reaches age 65. The named executive officers will also have a life insurance benefit of three (3) times their annual salary up to a maximum benefit of $750,000. After age 65, benefits are reduced as follows:

•	35% reduction after the age of 65;

•	an additional 25% of the original amount at the age of 70; and

•	an additional 15% of the original amount at the age of 75.

Our Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of up to 60% of pre-disability income, with a maximum benefit of $15,000 per month paid up until the age of 65 or longer (depending on when the participant becomes disabled).

The named executive officers also participate in various health and welfare programs generally available to all employees. Historically, all employees, including named executive officers, who participated in our 401(k) plan were eligible to receive a 100% match on the first 1% and a 50% match on each additional dollar of compensation deferred, up to a maximum of 6% of their compensation, not to exceed the maximum allowed by the Internal Revenue Service.

Corporate Tax and Accounting Considerations

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to their chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee considers tax deductibility when making executive compensation decisions, but reserves the right to award compensation that is not fully tax deductible when viewed as necessary to accomplish other compensation program objectives.

Stock Ownership Guidelines

In February 2008, the Compensation Committee adopted stock ownership guidelines to directly align the interests of executive officers with the interests of our shareholders. Under these guidelines, as updated by the Compensation Committee in 2014, the CEO is required to own stock having a value equal to six times his annual base salary and the other executive officers are required to own stock having a value equal to two times their annual base salary. The ownership requirement may be satisfied through holdings of (i) equity awards granted by the Company, the values of which are calculated based on the higher of (a) the grant date fair value of the equity awards or (b) the then-current value of the equity awards on the date compliance is determined, and/or (ii) shares of common stock purchased by the executive independently, the values of which are calculated based on the closing price of our common stock on the purchase date. Each executive officer must comply with the minimum ownership requirements within five years after he or she becomes subject to the policy or the executive will be precluded from subsequent sales and transfer of shares and options awarded to the executive under our equity incentive plans. The Compensation Committee periodically reviews the status of each executive’s equity holdings relative to our stock ownership guidelines. Our current executive officers are in compliance with the policy as of March 17, 2017.

Compensation Clawback Policy

In April 2011, the Compensation Committee adopted a clawback policy with respect to the performance-based compensation awarded to our executive officers. The clawback policy requires that, in the event of a restatement of our financial statements that reduces the amount of performance-based compensation an executive officer would have received under the restated results, and if a court determines that an executive officer engaged in fraud or intentional illegal conduct that materially contributed to the need for the restatement, an independent committee of the Board must seek, subject to certain exceptions, to recover from that executive officer the after-tax difference between the performance-based compensation actually awarded to the officer and the amount the officer would have received under the restated financials.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), all public companies will be required to adopt a formal recoupment policy relating to incentive compensation impacted by restated financial statements, and the recovery of impacted compensation will not be contingent on any person’s misconduct. The SEC has not yet issued final regulations describing the specific requirements for the policy required under the Dodd-Frank Act. We will revise our clawback policy in accordance with the new requirements after final regulations are released.

Insider Trading Policy

In February 2013, the Governance and Nominating Committee amended our Insider Trading Policy to prohibit hedging and limit any pledging by our directors and executive officers. None of our directors or executive officers have any shares that are pledged to third parties.

Compensation Committee Report

The Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the President and CEO and approving the compensation structure for the Company’s other executive officers. In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2017 Annual Meeting of Shareholders for filing with the SEC, and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 24, 2017.

Compensation Committee:

Stephen R. Cole (Chair)

Lynn Brubaker

John E. Caldwell

John Donofrio

Marvin R. Sambur, Ph.D.

Summary Compensation Table

The following table sets forth information concerning compensation paid to or earned by our named executive officers for the years ended December 31, 2016 and, if applicable, December 31, 2015 and December 31, 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Simon Raab, Ph.D.(6)	2016	590,000	87,500	149,968	999,992	—	8,866	1,836,326
President and Chief Executive Officer	2015	129,231	—	129,928	564,000	—	20,768	843,927

Robert E. Seidel(7)	2016	195,789	22,575	19,929	59,988	—	6,554	304,835
Chief Financial Officer

Laura A. Murphy-Wolf(7)	2016	77,308	—	92,110	277,168	—	283,711	730,297
Former Senior Vice President and Chief Financial Officer	2015	122,404	—	—	324,341	10,894	83,966	541,605

Kathleen J. Hall	2016	366,865	78,750	105,430	317,279	—	12,300	880,624
Chief Operating Officer	2015	348,279	—	80,301	275,829	54,903	14,630	773,942
	2014	333,529	—	23,419	70,294	132,565	10,956	570,763

Joseph Arezone	2016	360,326	76,650	105,430	317,279	—	95,920	955,605
Chief Commercial Officer	2015	345,297	—	—	363,837	33,463	321,133	1,063,730
	2014	150,000	—	7,998	24,045	—	543,869	725,912

Jody S. Gale	2016	339,055	49,140	65,803	198,008	—	7,910	659,916
Senior Vice President,	2015	296,500	—	68,344	234,836	24,837	8,355	632,872
General Counsel and Secretary	2014	252,115	50,000	—	213,745	104,880	41,076	661,816

(1)	Salary adjustments, if any, are applied each year in March. Accordingly, the amounts in this column, which represent actual amounts earned in the applicable fiscal year, may differ from the base salary amounts discussed in the Compensation Discussion and Analysis.

(2)	The amounts shown in this column for 2016 represent the discretionary cash bonus awarded to the named executive officer for 2016 and paid in 2017, as described in the Compensation Discussion and Analysis under “Executive Compensation Components—Short-Term Incentives.” The amount reported for Mr. Gale in 2014 represents the one-time, cash-based signing bonus provided to him when he was hired, which was earned in full in 2014.

(3)	Reflects the grant date fair value of stock and option awards granted in the applicable year, determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards and RSUs are included in Note 14 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K filed with the SEC on February 24, 2017.

(4)	The amounts shown in this column reflect the named executive officer’s annual short-term incentive awards earned during the reported year but paid in the following year.

(5)	Includes for 2016:

	Short-Term Disability Premiums ($)	Long-Term Disability Premiums ($)	Life Insurance Premiums ($)	401(k) Match ($)	Housing and Other Allowances ($)		Separation Consideration ($)		Total ($)
Dr. Raab	650	336	624	7,256	—		—		8,866
Mr. Seidel	650	222	432	5,250	—		—		6,554
Ms. Murphy-Wolf	137	93	231	—	—		283,250	(a)	283,711
Ms. Hall	650	336	624	10,690	—		—		12,300
Mr. Arezone	650	312	624	3,762	90,572	(b)	—		95,920
Mr. Gale	650	336	624	6,300	—		—		7,910

(a)	Ms. Murphy-Wolf separated from the company effective March 10, 2016 and received $251,250 in connection with her transition and separation agreement. In addition, Ms. Murphy-Wolf received an aggregate gross amount equal to $32,000 to cover the remaining lease payments under her apartment lease, relocation costs and attorneys’ fees.

(b)	Includes the following costs incurred by the Company: $21,396 of tax equalization payments, $40,849 for housing, utilities and advisory services, and $8,770 in related tax gross up payments, in each case as part of Mr. Arezone’s expatriate package as Managing Director of the Europe, Middle East and Africa region, which required him to reside in Germany. In connection with Mr. Arezone’s appointment to Chief Commercial Officer in April 2016, his assignment no longer required him to reside in Germany. As a result, Mr. Arezone was relocated to Lake Mary, Florida and received $15,000, grossed up $4,557 for taxes, as relocation reimbursement.

(6)	The amounts shown for Dr. Raab include the following compensation he received for his service as the Chairman of the Board and as a member of the Board of Directors:

	2016	2015
Fees Earned or Paid in Cash (reported in the “Salary” column)	$90,000	$110,000
Stock Awards (annual director restricted stock grants)	149,968	129,928
All Other Compensation	—	20,602

Total Director Compensation	$239,968	$260,530

The amount included in the “All Other Compensation” column in 2015 represents the actual cost to us of providing the employer and employee portions of the premiums for Dr. Raab and his eligible dependents to participate in certain Company group health and welfare plans prior to his appointment as President and Chief Executive Officer in December 2015.

(7)	Ms. Murphy-Wolf separated from the Company effective March 10, 2016. Mr. Seidel has served as our principal financial officer since March 10, 2016 and was appointed our Chief Financial Officer on December 16, 2016.

2016 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to each of the named executive officers during 2016:

Name	Grant Date		Date of Compensation Committee Action	Estimated Future Payouts Under			All Other Stock Awards: Number of Shares or Units of Stock(#)(2)	All Other Option Awards: Number of Securities Underlying Options(#)(3)	Exercise or Base Price of Option Awards($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
				Non-Equity Incentive Plan Awards(1)
				Threshold ($)	Target ($)	Maximum ($)
Dr. Raab	—		—	—	250,000	—	—	—	—	—
	12/7/2016	(5)	12/5/2016	—	—	—	—	69,475	39.05	999,992
	5/16/2016	(6)	5/16/2016	—	—	—	4,482	—	—	149,968
Mr. Seidel	—		—	—	64,500	—	—	—	—	—
	3/2/2016		2/11/2016	—	—	—	603	—		19,929
	3/2/2016		2/11/2016	—	—	—	—	4,847	33.05	59,988
Ms. Murphy-Wolf(7)	3/2/2016		2/11/2016	—	—	—	2,787	—	—	92,110
	3/2/2016		2/11/2016	—	—	—	—	22,396	33.05	277,168
Ms. Hall	—		—	—	225,000	—	—	—	—	—
	3/2/2016		2/11/2016	—	—	—	3,190	—	—	105,430
	3/2/2016		2/11/2016	—	—	—	—	25,636	33.05	317,279
Mr. Arezone	—		—	—	219,000	—	—	—	—	—
	3/2/2016		2/11/2016	—	—	—	3,190	—	—	105,430
	3/2/2016		2/11/2016	—	—	—	—	25,636	33.05	317,279
Mr. Gale	—		—	—	140,400	—	—	—	—	—
	3/2/2016		2/11/2016	—	—	—	1,991	—	—	65,803
	3/2/2016		2/11/2016	—	—	—	—	15,999	33.05	198,008

(1)	Reflects potential target payout opportunities under our short-term cash incentive award program. The short-term cash incentive award program does not provide threshold or maximum opportunities. Additional information about our short-term cash incentive award program is included in the Compensation Discussion and Analysis under “Executive Compensation Components.”

(2)	For named executive officers other than Dr. Raab, reflects time-based RSUs granted under the 2014 Equity Plan, as described in the Compensation Discussion and Analysis. In the case of Dr. Raab, reflects restricted stock awards granted in connection with Dr. Raab’s service as a Director and Chairman of the Board, as described under “2016 Director Compensation.”

(3)	Reflects time-based stock options granted under the 2014 Equity Plan, as described in the Compensation Discussion and Analysis.

(4)	Determined pursuant to FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards and RSUs are included in Note 14 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K filed with the SEC on February 24, 2017.

(5)	Represents a one-time award granted to Dr. Raab reflecting his commitment to extend his role as President and Chief Executive Officer beyond an interim basis.

(6)	Represents the equity award granted to Dr. Raab in connection with his service as a Director and Chairman of the Board.

(7)	Under the terms of her separation agreement, Ms. Murphy-Wolf’s unvested RSUs and unexercised stock options outstanding on March 10, 2016 terminated and were forfeited.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth information on outstanding option and stock awards held by the named executive officers as of December 31, 2016.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Dr. Raab	30,000	30,000	(2)	—		29.98	12/4/2022	—		—	—		—
	—	69,475	(3)	—		39.05	12/7/2023	—		—	—		—
								4,482	(12)	161,352	—		—

Mr. Seidel	1,333	667	(4)	—		43.33	5/12/2021	—		—	—		—
	1,000	2,000	(5)	—		59.97	2/27/2022	—		—	—		—
	—	4,847	(6)	—		33.05	3/2/2023	—		—	—		—
								603	(15)	21,708	—		—

Ms. Murphy-Wolf	—	—	(7)	—		—	—	—		—	—		—

Ms. Hall	26,252	—		—		38.57	7/15/2020	—		—	—		—
	2,368	1,184	(8)	—		57.54	2/28/2021	—		—	—		—
	1,269	—		11,696	(9)	59.97	2/27/2022	—		—	—		—
	—	25,636	(6)	—		33.05	3/2/2023	—		—	—		—
								136	(13)	4,896	—		—
								—		—	1,140	(14)	41,040
								3,190	(15)	114,840	—		—

Mr. Arezone	3,122	—		—		57.01	3/1/2019	—		—	—		—
	1,010	—		—		44.28	3/1/2020	—		—	—		—
	810	405	(8)	—		57.54	2/28/2021	—		—	—		—
	1,322	—		15,428	(10)	60.76	3/19/2022	—		—	—		—
	—	25,636	(6)	—		33.05	3/2/2023	—		—	—
								47	(13)	1,692	—		—
								3,190	(15)	114,840	—		—

Mr. Gale	9,064	4,533	(11)			49.60	2/3/2021	—		—	—		—
	1,066	—		9,958	(9)	59.97	2/27/2022	—		—	—		—
	—	15,999	(6)	—		33.05	3/2/2023	—		—	—		—
								—		—	971	(14)	34,956
								1,991	(15)	71,676	—		—

(1)	Based on the closing price of our common stock of $36.00 on December 30, 2016, the last trading day of the most recently completed fiscal year, as reported on NASDAQ.

(2)	The remaining 50% of the options will vest on December 4, 2017.

(3)	The stock options vest 50% on December 7, 2017, and the remaining 50% on December 7, 2018, in each case subject to his continued membership on the Board of Directors of the Company.

(4)	The stock options vest in three equal annual installments beginning May 12, 2015.

(5)	The stock options vest in three equal annual installments beginning February 27, 2016.

(6)	The stock options vest in three equal annual installments beginning March 2, 2017.

(7)	Under the terms of her separation agreement, Ms. Murphy-Wolf’s unvested RSUs and unexercised stock options outstanding on March 10, 2016 terminated and were forfeited.

(8)	The stock options vest in three equal annual installments beginning February 28, 2015.

(9)	The stock options are earned and vest in three annual installments beginning in 2016 contingent on meeting certain performance targets described in the Company’s long-term incentive program in fiscal years 2015, 2016 and 2017.

(10)	The stock options vest in three annual installments beginning in 2016 contingent upon meeting certain performance targets as described in the Company’s long-term incentive program in fiscal years 2015, 2016 and 2017.

(11)	The stock options vest in three equal annual installments beginning February 3, 2015.

(12)	These shares of restricted stock vest on the day prior to the Annual Meeting, subject to Dr. Raab’s continued membership on the Board of Directors of the Company.

(13)	These RSUs vested on February 28, 2017.

(14)	These RSUs vest in three annual installments beginning in 2016, contingent on meeting certain performance targets described in the Company’s long-term incentive program in fiscal years 2015, 2016 and 2017.

(15)	The RSUs vest on March 2, 2019, provided that the executive is employed by the Company on the vesting date.

Option Exercises and Stock Vested in Fiscal Year 2016

This table summarizes amounts received upon vesting of shares of restricted stock and RSUs for the named executive officers during the year ended December 31, 2016 and the value realized upon the exercise of stock options by each named executive officer during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Dr. Raab	—	—	3,035	100,519
Mr. Seidel	—	—	—	—
Ms. Murphy-Wolf	—	—	—	—
Ms. Hall	—	—	259	7,022
Mr. Arezone	—	—	102	3,152
Mr. Gale	—	—	103	2,464

(1)	Value realized represents the number of shares underlying the exercised option multiplied by the difference between the fair market value of the shares on the exercise date and the exercise price of the option.

(2)	For Dr. Raab, reflects shares of restricted stock granted in 2015 that vested in 2016. For the other named executive officers, reflects RSUs granted in 2013, 2014 and 2015 that vested in 2016. Value realized represents the closing price of our common stock on the 2016 vesting dates multiplied by the number of shares vested. Upon the vesting of the RSUs, 84, 40 and 33 shares were withheld from Ms. Hall, Mr. Arezone, and Mr. Gale’s vested RSUs for taxes, respectively.

Potential Payments Upon Termination or Change in Control

Stock Option Award Agreements with Dr. Raab. On December 4, 2015, we entered into a Nonqualified Stock Option Award Agreement with Dr. Raab. Pursuant to the agreement, Dr. Raab received a one-time equity grant of 60,000 time-based nonqualified stock options. Fifty percent of the options vested on December 4, 2016, and the remaining 50% of the options will vest on December 4, 2017. Upon a change in control, the options will become fully vested and exercisable.

On December 7, 2016, we entered into a Nonqualified Stock Option Award Agreement with Dr. Raab. Pursuant to the agreement, Dr. Raab received a one-time equity grant of 69,475 time-based nonqualified stock options. Fifty percent of the options will vest on December 7, 2017, and the remaining 50% of the options will vest on December 7, 2018. Upon a change in control, the options will become fully vested and exercisable.

Employment Agreement with Mr. Seidel. On December 21, 2016, we entered into an employment agreement with Mr. Seidel. Pursuant to the agreement, in the event Mr. Seidel’s employment is terminated by us other than for Cause or disability, by our providing written notice of non-extension of the employment period set forth in the agreement or by Mr. Seidel’s resignation for Good Reason, he will be entitled to receive severance equal to his annual base salary, payable in approximately equal installments over a 12-month period (provided that he has executed and not revoked a general release of claims and covenant not to sue in favor of the Company and complies with certain non-competition restrictions), and his outstanding and unvested stock options and RSUs will become fully vested as of the date of termination. Upon a change in control, all outstanding unvested equity awards granted to Mr. Seidel will become fully vested.

As defined in the agreement, “Cause” means: (i) failure to perform substantially his duties with the Company and/or any affiliate after written demand for substantial performance is delivered to him by or on behalf of the Board and such failure is not cured within 30 days, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) conviction of, or plea of nolo contondere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) being found liable in any SEC or other civil or criminal securities law action, (vi) commission of an act of fraud or embezzlement against the Company or any affiliate, or (vii) accepting a bribe or kickback.

As defined in the agreement, “Good Reason” means: (i) an uncured material breach by the Company of the Company’s obligations to Mr. Seidel under the agreement, (ii) an ongoing material and substantial diminution in the duties of Mr. Seidel not consistent with that of an executive with his position and duties or (iii) without the executive’s consent, our relocation of his principal office more than 50 miles from his current office located in Lake Mary, Florida.

Employment Agreement with Ms. Hall. On April 27, 2016, we entered into an amended and restated employment agreement with Ms. Hall. Pursuant to the agreement, in the event Ms. Hall’s employment is terminated by us other than for Cause or disability, by our providing written notice of non-extension of the employment period set forth in the agreement or by Ms. Hall’s resignation for Good Reason, she will be entitled to receive severance equal to her annual base salary, payable in approximately equal installments over a 12-month period (provided that she has executed and not revoked a general release of claims and covenant not to sue in favor of the Company and complies with certain non-competition restrictions), and her outstanding and unvested stock options and RSUs will become fully vested as of the date of termination. Upon a change in control, all outstanding unvested equity awards granted to Ms. Hall will become fully vested.

As defined in the agreement, “Cause” means: (i) failure to perform substantially her duties with the Company and/or any affiliate after written demand for substantial performance is delivered to her by or on behalf of the Board and such failure is not cured within 30 days, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) conviction of, or plea of nolo contondere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) being found liable in any SEC or other civil or criminal securities law action, (vi) commission of an act of fraud or embezzlement against the Company or any affiliate, or (vii) accepting a bribe or kickback.

As defined in the agreement, “Good Reason” means: (i) an uncured material breach by the Company of the Company’s obligations to Ms. Hall under the agreement, (ii) an ongoing material and substantial diminution in the duties of Ms. Hall not consistent with that of an executive with her position and duties or (iii) without the executive’s consent, our relocation of her principal office more than 25 miles from her current office location in Exton, PA.

Employment Agreement with Mr. Arezone. On April 27, 2016, we entered into an employment agreement with Mr. Arezone. Pursuant to the agreement, in the event Mr. Arezone’s employment is terminated by us other than for Cause or disability, by our providing written notice of non-extension of the employment period set forth in the agreement or by Mr. Arezone’s resignation for Good Reason, he will be entitled to receive severance equal to his annual base salary, payable in approximately equal installments over a 12-month period (provided that he has executed and not revoked a general release of claims and covenant not to sue in favor of the Company and complies with certain non-competition restrictions), and his outstanding and unvested stock options and RSUs will become fully vested as of the date of termination. Upon a change in control, all outstanding unvested equity awards granted to Mr. Arezone will become fully vested.

As defined in the agreement, “Cause” means: (i) failure to perform substantially his duties with the Company or any affiliate after written demand for substantial performance is delivered to him by or on behalf of the Board and such failure is not cured within 30 days, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) conviction of, or plea of nolo contondere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) being found liable in any SEC or other civil or criminal securities law action, (vi) commission of an act of fraud or embezzlement against the Company or any affiliate, or (vii) accepting a bribe or kickback.

As defined in the agreement, “Good Reason” means: (i) an uncured material breach by the Company of the Company’s obligations to Mr. Arezone under the agreement, (ii) an ongoing material and substantial diminution in the duties of Mr. Arezone not consistent with that of an executive with his position and duties or (iii) without the executive’s consent, our relocation of his principal office more than 50 miles from our current office locations in Lake Mary, Florida; Exton, Pennsylvania; Stuttgart, Germany; or Singapore.

Employment Agreement with Mr. Gale. On April 27, 2016, we entered into an amended and restated employment agreement with Mr. Gale. Pursuant to the agreement, in the event Mr. Gale’s employment is terminated by us other than for Cause or disability, by our providing written notice of non-extension of the employment period set forth in the agreement or by Mr. Gale’s resignation for Good Reason, he will be entitled to receive severance equal to his annual base salary, payable in approximately equal installments over a 12-month period (provided that he has executed and not revoked a general release of claims and covenant not to sue in favor of the Company and complies with certain non-competition restrictions), and his outstanding and unvested stock options and RSUs will become fully vested as of the date of termination. Upon a change in control, all outstanding unvested equity awards granted to Mr. Gale will become fully vested.

As defined in the agreement, “Cause” means: (i) failure to perform substantially his duties with the Company or any affiliate after written demand for substantial performance is delivered to him by or on behalf of the Board and such failure is not cured within 30 days, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) conviction of, or plea of nolo contondere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) being found liable in any SEC or other civil or criminal securities law action, (vi) commission of an act of fraud or embezzlement against the Company or any affiliate, or (vii) accepting a bribe or kickback.

As defined in the agreement, “Good Reason” means: (i) an uncured material breach by the Company of the Company’s obligations to Mr. Gale under the agreement, (ii) an ongoing material and substantial diminution in the duties of Mr. Gale not consistent with that of an executive with his position and duties or (iii) without the executive’s consent, our relocation of his principal office more than 50 miles from his current office located in Lake Mary, Florida.

Employment Agreement with Ms. Murphy-Wolf. On July 29, 2015, we entered into an employment agreement with Ms. Murphy-Wolf. Pursuant to the agreement, in the event Ms. Murphy-Wolf’s employment was terminated by the Company other than for Cause or disability or by Ms. Murphy-Wolf for Good Reason, she would be entitled to receive severance equal to her annual base salary, payable in approximately equal installments over a 12-month period (provided that she had executed and not revoked a general release of claims and covenant not to sue in favor of the Company and complies with certain non-competition restrictions), and her outstanding and unvested stock options and RSUs would become fully vested as of the date of termination.

As defined in the agreement, “Cause” means: (i) failure to perform substantially her duties with the Company or any affiliate after written demand for substantial performance is delivered to her by or on behalf of the Board and such failure is not cured within 30 days, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) conviction of, or plea of nolo contondere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) being found liable in any SEC or other civil or criminal securities law action, (vi) commission of an act of fraud or embezzlement against the Company or any affiliate, or (vii) accepting a bribe or kickback. “Good Reason” means without the executive’s consent, our relocation of her principal office more than 50 miles from the Company’s current headquarters location in Lake Mary, Florida.

Separation Agreement with Ms. Murphy-Wolf. On March 10, 2016, we entered into a Transition and Separation Agreement with Ms. Murphy-Wolf. Pursuant to the agreement, Ms. Murphy-Wolf stepped down as our Senior Vice President and Chief Financial Officer effective March 10, 2016. Ms. Murphy-Wolf continued to serve as an at-will employee of the Company through April 8, 2016 to provide assistance and input concerning ongoing business matters to effectively transition matters to other executives. In consideration for her services during the transition period, the Company paid Ms. Murphy-Wolf an amount equal to $25,000. Ms. Murphy-Wolf also received a payment of $226,250 in exchange for agreeing to a two-year covenant not to compete or solicit and a general release, and continuing to comply with customary confidentiality and non-disparagement provisions. In addition, Ms. Murphy-Wolf received an aggregate gross amount equal to $32,000 to cover the remaining lease payments under her apartment lease, relocation costs and attorneys’ fees. In addition, we reimbursed the monthly COBRA payments made by Ms. Murphy-Wolf for eight months. Ms. Murphy-Wolf’s unvested RSUs and unexercised stock options outstanding on March 10, 2016 were terminated and forfeited as of such date.

Change in Control Severance Policy. As of December 31, 2016, Messrs. Seidel, Arezone and Gale and Ms. Hall were covered by the Change-in-Control Severance Policy adopted by the Company on November 7, 2008 and amended and restated on April 9, 2015 (the “Policy”). Pursuant to the terms of the Policy, if, within 12 months following the occurrence of a change in control (as defined in the Policy), the executive’s employment with the Company is terminated without Cause or the executive resigns for Good Reason, the executive is entitled to receive:

•

a lump sum cash payment equal to the sum of (i) his or her highest annual rate of base salary during the 12-month period immediately prior to his or her date of termination, plus (ii) the average of the annual cash bonus earned by him or her during our last three completed fiscal years;

•

if the executive has not received an annual cash bonus for the fiscal year in which his or her employment is terminated, a cash payment equal to a prorated portion of the average annual cash bonus earned by him or her during our last three completed fiscal years; and

•	continuation of group medical and life insurance coverage for the executive (and his or her eligible dependents) for 12 months following the date of termination.

As defined in the Policy, “Cause” means: (i) the failure to perform substantially a participant’s duties with the Company and/or any subsidiary (excluding any such failure resulting from the participant’s disability) after written demand for substantial performance is delivered to such participant by or on behalf of the Board and such failure is not cured within 30 days, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any subsidiary, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any subsidiary, (iv) obstruction or impediment of, or failure to materially cooperate with, an “investigation” (as defined in the Policy), (v) conviction of, or plea of nolo contendere to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (vi) being found liable in any SEC or other civil or criminal securities law action, (vii) commission of an act of fraud or embezzlement against the Company or any subsidiary, or (viii) accepting a bribe or kickback.

“Good Reason” means, without the executive’s express written consent, (i) an ongoing material diminution in the participant’s duties or responsibilities that is inconsistent in any material and adverse respect with the participant’s position, duties, or responsibilities with the Company immediately prior to the change in control, excluding a change in duties or responsibilities as a result of the Company no longer being a publicly traded entity; (ii) a reduction in the participant’s annual base salary as in effect immediately prior to such change in control; (iii) a material reduction in the participant’s cash bonus opportunities in the aggregate under our applicable incentive plan, as in effect immediately prior to such change in control; (iv) relocation of more than fifty (50) miles from the office where the participant is located at the time of the change in control; (v) a material reduction in the benefits (including retirement, Company-paid insurance, sick leave, expense reimbursement and vacation time) in which the participant participated immediately prior to such change in control; or (vi) the failure of an acquiring company to assume the obligations under the Policy.

Payments in Connection with a Termination of Employment or Upon a Change in Control. The following table presents estimates of the amounts of compensation that would have been payable to the named executive officers (other than

Ms. Murphy-Wolf) upon their termination of employment without Cause, by us providing writing notice of the non-extension of the employment period set forth in the named executive officer’s respective employment agreement or resignation for Good Reason, upon their death or disability or upon the occurrence of a change in control regardless of whether they incurred a subsequent termination of employment, as of December 30, 2016 (the last business day of 2016). The amounts in the table exclude distributions under our 401(k) retirement plan that are generally available to all salaried employees. For a description of the amounts paid to Ms. Murphy-Wolf in connection with her separation from the Company, see footnote 5 to the Summary Compensation Table beginning on page 47 of this Proxy Statement.

	Termination of Employment without Cause or for Good Reason (in connection with a Change in Control)($)		Termination of Employment without Cause, By Not Extending the Employment Period or By Executive for Good Reason (not in connection with a Change in Control)($)		Termination upon Death($)		Termination upon Disability ($)		Upon Change in Control without Termination of Employment ($)
Dr. Raab
Cash Payment(s)	—		—		750,000	(3)	142,000	(4)	—
Equity Acceleration(5)	180,600		—		—		—		180,600
Health Benefits(6)	—		—		—		—		—
Total	180,600		—		750,000		142,000		180,600
Mr. Seidel
Cash Payment(s)	300,220	(1)	265,000	(2)	750,000	(3)	142,000	(4)	—
Equity Acceleration(5)	36,007		36,007		—		—		36,007
Health Benefits(6)	6,772		—		—		—		—
Total	342,999		301,007		750,000		142,000		36,007
Ms. Hall
Cash Payment(s)	552,480	(1)	375,000	(2)	750,000	(3)	142,000	(4)	—
Equity Acceleration(5)	236,402		236,402		45,936		45,936		236,402
Health Benefits(6)	7,061		—		—		—		—
Total	795,943		611,402		795,936		187,936		236,402
Mr. Arezone
Cash Payment(s)	475,114	(1)	365,000	(2)	750,000	(3)	142,000	(4)	—
Equity Acceleration(5)	192,158		192,158		1,692		1,692		192,158
Health Benefits(6)	7,278		—		—		—		—
Total	674,550		557,158		751,692		143,692		192,158
Mr. Gale
Cash Payment(s)	470,238	(1)	351,000	(2)	750,000	(3)	142,000	(4)	—
Equity Acceleration(5)	153,829		153,829		34,956		34,956		153,829
Health Benefits(6)	16,964		—		—		—		—
Total	641,031		504,829		784,956		176,956		153,829

(1)	Reflects an amount equal to (i) the executive’s base salary plus the average of the annual cash bonus earned by the executive during our last three completed fiscal years, payable in a lump sum, plus (ii) if the executive has not received an annual cash bonus for the fiscal year in which the termination occurs, a pro rata share of the average of the annual cash bonus earned by the executive during our last three completed fiscal years payable pursuant to the Policy.

(2)	Reflects for Messrs Seidel, Arezone and Gale and Ms. Hall an amount equal to the executive’s base salary, payable in installments over 12 months pursuant to their respective employment agreements.

(3)	Reflects a payment equal to three times the executive’s annual base salary with a maximum of $750,000, pursuant to the terms of the Vice President and Above Life Insurance Plan.

(4)	Reflects a payment equal to one year of benefits, pursuant to the terms of the Executive Long-Term and Short-Term Disability Plan.

(5)

All outstanding and unvested RSUs granted to the named executive officers prior to 2016 become fully vested upon their death or disability pursuant to the 2009 Equity Plan and the 2014 Equity Plan and their equity award agreements. In addition, for Messrs. Seidel, Arezone and Gale and Ms. Hall, their outstanding and unvested stock options and RSUs will become fully vested and exercisable as of the date of their termination without Cause or for

Good Reason pursuant to their employment agreements or if we have provided written notice of non-extension of the employment period set forth in their employment agreements. In the event of a change in control:

•	for Messrs. Seidel, Arezone and Gale and Ms. Hall, all outstanding and unvested stock options and RSUs will become fully vested and exercisable pursuant to their employment agreements; and

•	for Dr. Raab, his outstanding and unvested stock options will become fully vested and exercisable pursuant to his equity award agreement.

Amounts reflect the intrinsic value of unvested stock options and RSUs whose vesting will be accelerated, based on the closing price of our common stock on December 30, 2016, the last trading day of fiscal year 2016 ($36.00).

(6)	Reflects the value of continued coverage to the executive under our employee welfare benefit plans for 12 months based on 2016 rates for the applicable time period pursuant to the Policy.

Risk Assessment of Overall Compensation Program

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. Management compiled an inventory of all incentive compensation arrangements applicable to our employees at all levels, which plans and arrangements were reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate business risks. In conducting this assessment, the Compensation Committee considered, among other things, the performance objectives used in connection with these incentive awards and the features of our compensation program that are designed to mitigate compensation-related risk. The Compensation Committee concluded that any risks arising from our compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 regarding equity compensation plans under which our common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,220,224	(2)	$48.02	(3)	1,289,451	(4)
Equity compensation plans not approved by security holders(5)	—		—		—

Total	1,220,224		$48.02		1,289,451

(1)	Consists of the 2004 Equity Plan, the 2009 Equity Plan and the 2014 Equity Plan.

(2)	We had 1,090,160 options outstanding as of December 31, 2016, all of which are included in column (a). We also had 130,064 RSUs outstanding as of December 31, 2016, which are included in column (a), and 20,618 shares of restricted stock, which are not included in column (a).

(3)	Calculation of weighted average exercise price of outstanding awards includes stock options but does not include RSUs that convert to shares of common stock for no consideration. Weighted average remaining life of stock options is 4.2 years.

(4)	Of such shares, all are available for issuance pursuant to grants of full-value awards. In addition to this amount, the number of shares available for issuance under the 2014 Equity Plan includes any shares underlying awards outstanding under the 2009 Equity Plan and 2004 Equity Plan as of the effective date of the 2014 Equity Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason.

(5)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of March 17, 2017 (except as noted in the footnotes below) by each of our directors and named executive officers, all of our current directors and executive officers as a group, and each person known to us to own beneficially more than 5% of our common stock. The percentage of beneficial ownership is based on 16,691,815 shares of common stock outstanding as of March 17, 2017.

To our knowledge, except as noted in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted in the footnotes below, the address of each beneficial owner is in the care of FARO Technologies, Inc., 250 Technology Park, Lake Mary, Florida 32746.

Name of Beneficial Owner	Number of Shares	Percent
Simon Raab, Ph.D.(1)	208,661	1.2%
John Donofrio(2)	22,747	*
Stephen R. Cole(3)	30,870	*
Marvin R. Sambur, Ph.D.(4)	24,261	*
John E. Caldwell(5)	17,099	*
Lynn Brubaker(6)	10,380	*
Kathleen J. Hall(7)	41,763	*
Jody S. Gale(8)	22,583	*
Joseph Arezone(9)	17,673	*
Laura A. Murphy-Wolf(10)	—	*
Robert E. Seidel(11)	5,615	*
All current directors and executive officers as a group (11 persons)(12)	401,652	2.4%
PRIMECAP Management Company(13)	1,823,000	10.9%
BlackRock, Inc.(14)	2,022,688	12.1%
The Vanguard Group, Inc.(15)	1,436,373	8.6%
Barrow, Hanley, Mewhinney & Strauss LLC(16)	1,503,256	9.0%
Dimensional Fund Advisors LP(17)	891,023	5.3%

*	Represents less than one percent of our outstanding common stock.

(1)	Includes 44,315 shares held by Xenon Research, Inc., over which Dr. Raab and his spouse have investment control, and 110,000 shares held by a revocable trust of which Dr. Raab is settlor and trustee. Also includes 4,482 shares of restricted stock and options to purchase 30,000 shares at $29.98 per share that are currently exercisable. Does not include options to purchase (i) 30,000 shares at $29.98 per share, (ii) 69,475 shares at $39.05 per share or (iii) 108,251 shares at $34.55 per share that are not exercisable within 60 days of March 17, 2017.

(2)	Includes 2,988 shares of restricted stock.

(3)	Includes 4,184 shares of restricted stock. Includes 490 shares held by Shanklin Investments in trust for Mr. Cole, who holds such shares in trust from Snow Powder Ridge Limited, a company owned by Mr. Cole, his wife and his children, and 7,000 shares held by Snow Powder Ridge Limited.

(4)	Includes 2,988 shares of restricted stock.

(5)	Includes 2,988 shares of restricted stock.

(6)	Includes 2,988 shares of restricted stock.

(7)

Includes options to purchase (i) 26,252 shares at $38.57 per share, (ii) 3,552 shares at $57.54 per share, (iii) 2,940 shares at $59.97 per share and (iv) 8,545 shares at 33.05 per share that are currently exercisable. Does not include options to purchase (i) 8,354 shares at $59.97 per share, (ii) 17,091 shares at $33.05 per share or (iii) 23,706 shares at $34.55 per share that are not exercisable within 60 days of March 17, 2017. Does not include 7,305 RSUs that represent a contingent right to receive one share of common stock per RSU that will not vest within 60 days of March 17, 2017.

(8)	Includes options to purchase (i) 13,597 shares at $49.60 per share, (ii) 2,489 shares at $59.97 per share and (iii) 5,333 shares at $33.05 per share that are currently exercisable. Does not include options to purchase (i) 7,113 shares at $59.97 per share, (ii) 10,666 shares at $33.05 per share or (iii) 15,502 shares at $34.55 per share that are not exercisable within 60 days of March 17, 2017. Does not include 4,842 RSUs that represent a contingent right to receive one share of common stock per RSU that will not vest within 60 days of March 17, 2017.

(9)	Includes options to purchase (i) 3,122 shares at $57.01 per share, (ii) 1,010 shares at $44.28 per share, (iii) 1,215 shares at $57.54 per share, (iv) 3,526 shares at $60.76 and (v) 8,545 shares at $33.05 per share that are currently exercisable. Does not include options to purchase (i) 11,020 shares at $60.76 per share or (ii) 17,091 shares at $33.05 per share and (iii) $23,109 shares at $34.55 per share that are not exercisable within 60 days of March 17, 2017. Does not include 6,408 RSUs that represent a contingent right to receive one share of common stock per RSU that will not vest within 60 days of March 17, 2017.

(10)	Ms. Murphy-Wolf resigned as our Senior Vice President and Chief Financial Officer effective March 10, 2016. The share information for Ms. Murphy-Wolf is as of such date and reflects the terms of the Transition and Separation Agreement, dated March 10, 2016, between her and the Company.

(11)	Includes options to purchase (i) 2,000 shares at $43.33 per share, (ii) 2,000 shares at $59.97 per share and (iii) 1,615 shares at $33.05 that are exercisable currently or within 60 days of March 17, 2017. Does not include options to purchase (i) 1,000 shares at $59.97 per share, (ii) 3,232 shares at $33.05 per share or (iii) 11,165 shares at $34.55 per share that are not exercisable within 60 days of March 17, 2017. Does not include 2,157 RSUs that represent a contingent right to receive one share of common stock per RSU that will not vest within 60 days of March 17, 2017.

(12)	Includes options to purchase 115,741 shares that are exercisable currently or within 60 days of March 17, 2017. Also includes 20,618 shares of restricted stock.

(13)

The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 9, 2017 by PRIMECAP Management Company, an investment advisor. The address of PRIMECAP Management Company is 177 E. Colorado Blvd., 11th Floor , Pasadena, CA 91105. According to the Schedule 13G/A, PRIMECAP Management Company has sole voting power with respect to 1,530,322 shares and sole dispositive power with respect to 1,823,000 shares.

(14)	The number of shares reported is based on the Schedule 13G/A filed with the SEC on January 12, 2017 by BlackRock, Inc., a parent holding company or control person. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power with respect to 1,984,259 shares and sole dispositive power with respect to 2,022,688 shares. BlackRock, Inc. reported that the following of its subsidiaries acquired shares: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC, and reported that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.

(15)

The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group, Inc., an investment advisor. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355. According to the Schedule 13G/A, The Vanguard Group, Inc. has sole voting power with respect to 23,196 shares, sole dispositive power with respect to 1,413,260 shares, shared voting power with respect to 890 shares and shared dispositive power with respect to 23,113 shares. The Schedule 13G/A reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 22,223 shares as a result of its serving as investment manager of collective trust accounts. The Schedule 13G/A also reports that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,863 shares as a result of its serving as investment manager of Australian investment offerings.

(16)	The number of shares reported is based on the Schedule 13G filed with the SEC on February 9, 2017 by Barrow, Hanley, Mewhinney & Strauss, LLC, an investment advisor. The address of Barrow, Hanley, Mewhinney & Strauss, LLC is 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761. The Schedule 13G reports that Barrow, Hanley, Mewhinney & Strauss, LLC has sole voting power with respect to 876,096 shares, shared voting power with respect to 627,160 shares and sole dispositive power with respect to 1,503,256 shares.

(17)	The number of shares reported is based on the Schedule 13G filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP, an investment advisor. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746. According to the Schedule 13G, Dimensional Fund Advisors LP has sole voting power with respect to 836,469 shares and sole dispositive power with respect to 891,023 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted a Statement of Policy and Procedures with respect to Related Person Transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which the Company, including any of its subsidiaries, were, are or will be a participant, in which the amount involved exceeds $10,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:

•	Any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;

•	Any shareholder beneficially owning in excess of 5% of our outstanding common stock;

•	Any immediate family member of any of the foregoing persons; or

•	Any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person has a 10% or greater beneficial ownership interest.

Our Board has charged the Audit Committee with reviewing and approving related person transactions. Prior to the approval of, entry into, or amendment to a related person transaction, our Audit Committee reviews the proposed transaction and considers all relevant facts and circumstances, including:

•	The benefits to the Company from the proposed transaction;

•	The impact of the proposed transaction on the independence of the members of the Board, if applicable;

•	The availability of unrelated parties to perform similar work for a similar price in a similar timeframe;

•	The terms of the proposed transaction; and

•	The terms available to unrelated third parties or employees generally.

The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and our shareholders. The Audit Committee may approve a proposed related person transaction if it finds that it has been fully apprised of all significant conflicts that may exist or otherwise may arise on account of the transaction, and it nonetheless believes that we are warranted in entering into the related person transaction, and the Audit Committee has developed an appropriate plan to manage the potential conflicts of interest.

Other than a transaction involving compensation, including the grant of equity awards, that is approved by our Board or Compensation Committee, we will only consummate or continue a related person transaction if it has been approved or ratified by our Audit Committee in accordance with the guidelines set forth in the policy.

There were no transactions in 2016, and none are currently proposed, in which the Company was or is a participant, the amount exceeded $120,000 and a related person had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of their security ownership and changes in such ownership with the SEC. Officers, directors and ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the Section 16(a) forms furnished to us in 2016 and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all of our directors, executive officers and persons who beneficially own more than ten percent of our common stock complied with the Section 16(a) filing requirements during the year ended December 31, 2016.

DEADLINE FOR RECEIPT OF 2018 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINEES

If a shareholder wants to have a proposal formally considered at the 2018 Annual Meeting of Shareholders and included in our proxy statement for that meeting pursuant to SEC Rule 14a-8, we must receive the proposal in writing on or before December 1, 2017 and the proposal must comply with SEC rules; provided, however, that if the date of our 2018 Annual Meeting of Shareholders is more than 30 days before or after May 12, 2018 (the one-year anniversary of the Annual Meeting), the deadline will be a reasonable time before we begin to print and send our proxy materials to shareholders.

In addition, if a shareholder wants to make a proposal for consideration at the 2018 Annual Meeting of Shareholders other than pursuant to SEC Rule 14a-8, the shareholder must comply with the advance notice provisions and other requirements set forth in our bylaws. Under our bylaws, we must receive the proposal not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting is advanced more than 30 days before or delayed more than 60 days after such anniversary date, notice by the shareholder must be received not more than 120 days prior to such annual meeting and not less than the later of 90 days prior to such annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For the 2018 Annual Meeting of Shareholders, we must receive the proposal, which must conform to the notice requirements set forth in our bylaws, between January 12, 2018 and February 11, 2018.

If a shareholder wants to nominate a person for election to the Board of Directors, the shareholder must comply with the advance notice provisions and other requirements set forth in our bylaws, as described under the heading “Corporate Governance and Board Matters—Board Meetings and Committees—Governance and Nominating Committee,” beginning on page 18 of this Proxy Statement. For the 2018 Annual Meeting of Shareholders, we must receive the nomination, which must conform to the notice requirements set forth in our bylaws, between January 12, 2018 and February 11, 2018.

If we do not receive a shareholder proposal or director nomination by the appropriate deadline and in compliance with applicable requirements, then such proposal may not be brought before the 2018 Annual Meeting of Shareholders.

2016 ANNUAL REPORT

On February 24, 2017, we filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2016. Copies of our 2016 Annual Report on Form 10-K, including the financial statements thereto, without the accompanying exhibits, may be obtained without charge by writing to: FARO Technologies, Inc., Attention: Investor Relations, 250 Technology Park, Lake Mary, Florida 32746; by accessing our website at www.faro.com and first clicking “Investor Relations” and then “SEC Filings;” or by accessing the SEC’s EDGAR database at www.sec.gov. A list of exhibits is included in the 2016 Annual Report on Form 10-K, and exhibits are available from us upon payment to us of the cost of furnishing them.

By Order of the Board of Directors,

JODY S. GALE

Senior Vice President, General Counsel and Secretary

March 31, 2017

FARO TECHNOLOGIES, INC. ATTN: JODY GALE 250 TECHNOLOGY PARK LAKE MARY, FL 32746
VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Stephen R. Cole 02 Marvin R. Sambur, Ph. D The Board of Directors recommends you vote FOR proposals 2 and 3. 2. The ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2017 3. Non-binding resolution to approve the compensation of the Company’s named executive officers The Board of Directors recommends you vote 1 YEAR on the following proposal: 4. Non-binding vote to approve the frequency of future non-binding votes to approve the compensation of the Company’s named executive officers NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain 1 year 2 years 3 years Abstain Signature (Joint Owners) Date
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10-K Wrap are available at www.proxyvote.com
FARO TECHNOLOGIES, INC. Annual Meeting of Shareholders May 12, 2017 9:00 AM, EDT
This proxy is solicited by the Board of Directors
The undersigned hereby appoint(s) Dr. Simon Raab, Chairman, President and CEO, and Jody S. Gale, Senior Vice President, General Counsel & Secretary, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of FARO TECHNOLOGIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on May 12, 2017, at FARO
Technologies, Inc., 250 Technology Park, Lake Mary, FL 32746, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” each of the director nominees listed in Proposal 1, “FOR” Proposals 2 and 3 and “1 YEAR” for Proposal 4.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
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